Prospectus
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255356

Subscription Rights to Purchase
Up to 70,175,438,596 Shares of Common Stock

We are distributing, at no charge, non-transferable Subscription Rights entitling holders of common stock as of the record date of 5:00 p.m. (Eastern time) on May 18, 2021, one Subscription Right to purchase one share of common stock for every four shares of common stock owned.  The per share exercise price (the “Actual Subscription Price”) of the Subscription Right will be a 25% discount to the volume-wehe trading prices (“VWAP”) of our common stock on the OTC Pink Sheets for the five consecutive trading days ending on the expiration date of the offering.  For purposes of this prospectus, the estimated subscription price is $0.001425 (the “Estimated Subscription Price”), subject to change when calculated on such expiration date of this offering.

The holders of our Series D convertible preferred stock will also receive Subscription Rights based on the number of shares of common stock that would be received upon conversion in full of such preferred stock.  The maximum aggregate amount of subscriptions that will be accepted by the Company will be $100 million (“Maximum Offering Amount”).

Pursuant to your Subscription Rights, you will have the right, which we refer to as your basic right, to purchase a number of shares based on the number of shares of common stock you held as of the record date.  If you exercise your basic right in full, you will also have the right, or over-subscription right, to purchase additional shares for which other rights holders do not subscribe.  If you wish to exercise your over-subscription right, you may request to purchase any number of shares of common stock.  These requests for the exercise of the basic right or the over-subscription right, however, will be subject to a pro-rata reduction in the event that the Maximum Offering Amount is reached, in which case you will only pay for the shares that you are able to purchase and a refund will be issued to you for the unapplied subscription payment.  Once made, all exercises of your basic rights and over-subscription rights are irrevocable.

Your basic rights and over-subscription right will expire if not exercised by 5:00 p.m. (Eastern time) on June 3, 2021 (the “Expiration Date”), unless we extend or terminate this offering.  We may extend this offering for one or more additional periods in our sole discretion.  We will announce any extension in a press release issued no later than 9 a.m. (Eastern time) on the business day after the most recently announced Expiration Date.

There is no minimum number of shares that we must sell in order to complete the rights offering.  Stockholders who subscribe for their full basic right will not be diluted as they will continue to own at least the same percentage of the total shares of common stock outstanding.  Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in the rights offering.  One way a rights offering differs from a reverse stock split is that a stockholder’s actual number of shares owned are not reduced in a rigighted average of thts offering.  Subscription Rights that are not exercised by the Expiration Date will expire and have no value.  The Subscription Rights are not transferable.

The purpose of this rights offering is to raise equity capital in a cost-effective and potentially non-dilutive manner that provides all of our existing stockholders the opportunity to participate and purchase up to approximately an additional 22.8% of the Company’s common stock.  The net proceeds will be used for general working capital purposes, including the protection of our intellectual property rights through litigation and other methods, funding future research and development for both our intellectual property suite and products, and funding for growth initiatives for both our grocery and vape segments.

Our common stock is traded on the OTC Pink Sheets under the symbol “HCMC.”  The last reported sale price of the common stock on May 17, 2021 was $0.0016 per share.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 12 of this prospectus.  We and our board of directors are not making any recommendation regarding the exercise of your rights.

We have engaged Maxim Group LLC, or Maxim, to act as dealer-manager for this offering.

Our offering is being conducted on a best-efforts basis, and we do not need to receive any minimum amount of proceeds in order to complete the offering.  We have not entered into any standby purchase agreement, backstop commitment or similar arrangement in connection with this offering.

Broadridge Corporate Issuer Solutions, Inc. will serve as the subscription agent for this offering and will hold in escrow funds received from subscribers until we complete or terminate the offering.
	Per Share	Total(1)
Estimated subscription price	$0.001425	$100,000,000
Dealer-manager fees and expenses(2)	$0.000093	$6,500,000
Proceeds to us, before expenses	$0.001332	$93,500,000
(1)	Assumes sale of all offered shares.
(2)
Represents maximum amount payable.  We have agreed to pay Maxim, as dealer-manager, a cash fee equal to 6.5% of the proceeds to us.  See “Plan of Distribution” of this prospectus for a complete description of the compensation payable to Maxim.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

It is anticipated that delivery of shares purchased in this offering will be made on or about June 10, 2021.

Dealer-Manager

Maxim Group LLC

The date of this prospectus is May 19, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”).  The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus.  Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents.  The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you.  We have not, and Maxim has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus.  We and Maxim take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus and any sale of shares.

Any reference in this prospectus to information that is “contained,” “referred to” or “included” in this prospectus, or any similar expression, includes not only the information expressly set forth in this prospectus but also the information incorporated by reference in this prospectus.

Unless the context requires otherwise, references in this prospectus to “HCMC,” “our company,” “we,” “our” “us” and similar terms refer to Healthier Choices Management Corp., a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  Because the following is only a summary, it does not contain all of the information you should consider before investing in our securities.  Before making an investment decision, you should carefully read all of the information contained in this prospectus, including the risks described under “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference from our 2020 Form 10-K, before making an investment decision.

Our Business

Healthier Choices Management Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.  The Company currently operates eight retail vape stores in the Southeast region of the United States, through which it offers e-liquids, vaporizers and related products.  The Company also operates Ada’s Natural Market, a natural and organic grocery store, through its wholly owned subsidiary Healthy Choice Markets, Inc. and Paradise Health and Nutrition, stores that offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items through its wholly owned subsidiary-Healthy Choice Markets 2, LLC.  The Company also sells vitamins and supplements on its website TheVitaminStore.com and on Amazon.com marketplace through its wholly-owned subsidiary Healthy U Wholesale, Inc.

Through its wholly owned subsidiary, HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand on its intellectual property portfolio.  The Company also markets its Q-Cup® technology under the vape segment.  This patented technology is based on a small, quartz cup called The Q-Cup®, which a customer can purchase already filled by a third party in some regions, or can partially fill themselves with either cannabis or CBD concentrate (approximately 50 mg), also purchased from a third party.  The Q-Cup® can then be inserted into the patented Q-Unit™, which heats the cup from the outside without coming in direct contact with the solid concentrate.  This Q-Cup™® and Q-Unit™ technology provides significantly more efficiency and an “on the go” solution for consumers who prefer to vape concentrates either medicinally or recreationally.  The Q-Cup® can also be used in other devices as a convenient micro-dosing system.

For a complete description of our business, financial condition, results of operations and other important information, please read our filings with the SEC that are incorporated by reference in this prospectus, including our 2020 Form 10-K.  For instructions on how to find copies of these documents, please read “Where You Can Find Additional Information.”

This Offering

  Subscription Rights

We are distributing, at no charge, non-transferable Subscription Rights (“Subscription Rights”) entitling holders of common stock as of the record date of 5:00 p.m. (Eastern time) on May 18, 2021, whom we refer to as rights holders or you, to purchase additional shares of our common stock.  Your Subscription Rights will consist of:

• your basic right, which will entitle you to purchase one share of common stock for every four shares you held as of the record date; and
• your over-subscription right, which will be exercisable only if you exercise your basic right in full and will entitle you to purchase additional shares for which other rights holders do not subscribe, subject to a pro rata allocation of those additional shares to participating rights holders based on your percentage ownership in the Company.

  Subscription Price

All shares are being offered and sold at a subscription price equal to 75% of the volume-weighted average of the trading prices (the “VWAP”) of our common stock on the OTC Pink Sheets for the five consecutive trading days ending on the Expiration Date (the “Actual Subscription Price”).  For purposes of this prospectus, the estimated subscription price is $0.001425 (“Estimated Subscription Price”), which is equal to 75% of the VWAP for the five consecutive trading days ending on May 12, 2021.  The number of shares purchased will be adjusted for the Actual Subscription Price.

Because the Actual Subscription Price will be determined on the Expiration Date, rights holders will not know the subscription price at the time of exercise.  The rights holders, therefore, will be required initially to pay for the shares subscribed for pursuant to their basic rights and any additional shares subscribed for pursuant to the over-subscription right at the Estimated Subscription Price.  Stockholders exercising their Subscription Rights are in effect investing a fixed amount in the Company to receive the maximum number of shares of Common Stock issuable at the Actual Subscription Price.

If, on the Expiration Date, the Actual Subscription Price is lower than the Estimated Subscription Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be applied towards the purchase of additional shares in the rights offering.  If, on the Expiration Date, the Actual Subscription Price is higher than the Estimated Subscription Price, the subscriber will receive less shares than subscribed for and any payments made by a subscriber toward the over-subscription rights will first be applied toward completing the purchase of all shares subscribed for pursuant to their basic rights, and then towards shares subscribed for pursuant to the over-subscription rights, if any.  For more information, see “Questions and Answers About the Rights Offering” below.

Exercise of Subscription Rights

Subscription Rights, consisting of basic rights and over-subscription rights, may be exercised at any time during the subscription period, which commences on May 19, 2021 and expires at 5:00 p.m. (Eastern time) on June 3, 2021, or the Expiration Date, unless we extend or terminate this offering.  Once made, all exercises of Subscription Rights are irrevocable.

We may extend this offering for one or more additional periods in our sole discretion.  We will announce any extension in a press release issued no later than 9:00 a.m. (Eastern time) on the business day after the most recently announced Expiration Date.

Subscription Rights may only be exercised in aggregate for at least one whole right.  Any fractional Subscription Rights will be rounded up to one Subscription Right.

Transferability

The Subscription Rights are evidenced by a subscription certificate and are non-transferable.  Shares of common stock included in the offering will be transferable following their issuance.

  Use of Proceeds

Assuming this offering is fully subscribed, we estimate our net proceeds from the offering will total approximately $92.0 million, after deducting fees and expenses of Maxim, as dealer-manager, and our other estimated offering expenses.  We intend to use the net proceeds for general working capital purposes, including the protection of our intellectual property rights through litigation and other methods, funding future research and development of our intellectual property and products, and funding for growth initiatives for both our grocery and vape segments.  See “Use of Proceeds.”

Issuance of Our Common Stock

If you purchase shares of common stock through the rights offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the rights offering.  Stock certificates will not be issued for shares of our common stock purchased in the rights offering.

  Subscription Information

In order to obtain subscription information, you should contact:

• Broadridge Corporate Issuer Solutions, Inc., which will act as the subscription agent and the information agent in connection with this offering, by telephone at (855) 793-5068 or by email at shareholder@broadridge.com; or
• your broker-dealer, trust company or other nominee (including any mobile investment platform) where your Subscription Rights are held.

  Subscription Procedures

In order to exercise your Subscription Rights, including your over-subscription right, you should deliver a completed subscription certificate and the required payment to Broadridge Corporate Issuer Solutions, Inc., the subscription agent for this offering, by the Expiration Date.

  Important Dates

Set forth below are important dates for this offering, which generally are subject to extension:

Record date	May 18, 2021
Commencement date	May 19, 2021
Expiration Date	June 3, 2021
Deadline for delivery of subscription certificates and payment of subscription prices	June 3, 2021

  Dealer-manager

  Maxim Group LLC will act as the dealer-manager for the rights offering.

QUESTIONS AND ANSWERS RELATING TO THIS OFFERING

The following are examples of what we anticipate will be common questions about this offering.  The answers are based on selected information included elsewhere in this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this offering.  This prospectus, including the documents we incorporate by reference, contains more detailed descriptions of the terms and conditions of this offering and provides additional information about our company and our business, including potential risks related to our business, the Rights Offering and common stock.

What is the Rights Offering?

We are issuing to each holder of common stock and the holders of our Series D convertible preferred stock (“Series D Preferred Stock”) as of the record date, whom we refer to as a rights holder or you, one non-transferable subscription right for every four shares of common stock then owned by the holder as of the Record Date.  Each basic right entitles the holder to purchase one share at the Actual Subscription Price.  For purposes of submitting subscription payments, the Estimated Subscription Price will be $0.001425.  The Actual Subscription Price is equal to 75% of the VWAP of our common stock on the OTC Pink Sheets for the five consecutive trading days ending on the Expiration Date.  In effect, the participants in the rights offering will be purchasing their shares at a 25% discount to such VWAP.

What is the Subscription Price?

The Actual Subscription Price for the shares to be issued pursuant to the offer will equal 75% of the VWAP of our common stock on the OTC Pink Sheets for the five consecutive trading days ending on the Expiration Date.  Because the subscription price will be determined on the Expiration Date, rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to their basic Subscription Rights and, if eligible, any additional shares subscribed for pursuant to the over-subscription right at the Estimated Subscription Price of $0.001425 per share.  The Estimated Subscription Price reflects what the Actual Subscription Price would be if it was calculated using May 12, 2021 as the end date for the VWAP.   Stockholders exercising their Subscription Rights are in effect investing a fixed amount in the Company to receive the maximum number of shares of Common Stock issuable at the Actual Subscription Price.  Regardless of the Actual Subscription Price, Stockholders who exercise their rights will have no right to rescind their subscriptions after receipt of their completed subscription certificates together with payment for shares by the subscription agent.

By way of example, if you wish to purchase 1,000,000 shares (assuming 500,000 shares pursuant to your basic rights and 500,000 shares pursuant to your over-subscription rights) at the Estimated Subscription Price of $0.001425, you would be investing $1,425.  The amount of shares that you receive for your $1,425 will be adjusted based on the Actual Subscription Price.  Using the previous example, if the Actual Subscription Price is $0.00135, you will receive 1,055,556 shares for your same $1,425 investment.  Conversely, if the Actual Subscription Price is increased to $0.0015 you will receive 950,000 shares for your $1,425 investment.  However, in both cases you will be receiving a 25% discount to the VWAP for the common stock over the five consecutive trading days ending on the Expiration Date.  This example assumes the shares in excess of 500,000 were available pursuant to Over-Subscription Rights.

What are the basic rights?

For each basic right held, each rights holder has the opportunity to purchase one share at the Actual Subscription Price, provided that (1) basic rights must be exercised for a whole share (cannot exercise 0.5 Subscription Rights), and (2) the total subscription price payable upon any exercise of Subscription Rights will be rounded to the nearest whole cent.  Any fractional basic rights will be rounded up to one Subscription Right.  We have granted to you, as a holder of common stock as of the record date, one basic right for each four shares of common stock you then owned.  For example, if you owned 4,000 shares of common stock as of the record date, you would receive 1,000 basic rights and would have the right to purchase, for an aggregate Subscription Price, 1,000 shares of common stock.  You may exercise all, a portion or none of your basic rights.  If you exercise fewer than all of your basic rights, however, you will not be entitled to purchase any additional shares pursuant to the over-subscription right.  See “—What is the over-subscription right?” below.

What is the over-subscription right?

If you exercise all of your basic rights, you will have the right, which we refer to as the over-subscription right, to purchase additional shares that remain unsubscribed as a result of any unexercised basic rights.  We refer to the basic rights and over-subscription right collectively as Subscription Rights.  You should indicate on your subscription certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription right.  You are entitled to exercise your over-subscription right only if you exercise your basic rights in full.  If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among rights holders who over-subscribe based on their percentage ownership in the Company.  See “The Rights Offering—Over-Subscription Right.”

May the Subscription Rights that I exercise be reduced for any reason?

Yes.  While we are distributing to holders of our common stock and Series D preferred stock one subscription right for every four shares of common stock owned or deemed owned on the Record Date, we are only seeking to raise $100 million dollars in gross proceeds in this offering.  As a result, based on (1) 307,926,082,074 shares of common stock outstanding as of the date of the preliminary prospectus and (2) 2,083,333,333 shares of common stock deemed to be owned by the Series D holders that have a contractual right to participate in this offering and deemed to be outstanding as of the Record Date, we would grant subscription rights to acquire 77,502,353,852 shares of common stock but will only accept subscriptions for 70,175,438,596 shares of common stock based on the Estimated Subscription Amount.  Accordingly, sufficient shares may not be available to fulfill all of the subscriptions rights that have been exercised.  In the event the Company is not able fulfill the subscriptions entirely, the Company will reduce the subscriptions pro rata based on your number of basic rights exercised in relation to the total subscription amounts and return any remaining funds to the subscriber.

In addition, sufficient shares may not be available to honor your exercise of the over-subscription right.  If exercises of over-subscription rights exceed the number of shares available, we will allocate the available shares pro rata among rights holders who over-subscribe based on the number of over-subscription shares for which the rights holders have subscribed.

Why are we conducting this offering?

In accordance with our strategic plan, we are conducting this offering primarily to raise funds to facilitate the enforcement of our patent rights through litigation and other methods, research and development of our intellectual property suite and products, to accelerate our growth efforts in the health food, vitamin and vape sectors, to improve our overall liquidity, and for other general corporate purposes.  Our board of directors has approved this offering and believes it will allow us to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate in a non-dilutive manner.  Based on information available to the board, as well as subsequent analyses of the board, the board believes that this offering is in the best interests of our company and stockholders.  Our board is not, however, making any recommendation regarding your exercise of the Subscription Rights.

Our board considered and evaluated a number of factors relating to this offering, including:

•	the fact that existing stockholders would have the opportunity to purchase additional shares;
•	our current capital resources and indebtedness, and our future need for additional liquidity and capital;
•	our need for increased financial flexibility in order to enable us to achieve our business plan;
•	the size and timing of the offering and alternative securities to be offered;
•	the potential dilution to our current stockholders if they choose not to participate in the offering;
•	the non-transferability of the Subscription Rights; and
•	alternatives available for raising capital.

Am I required to exercise the Subscription Rights I receive in this offering?

No.  You may exercise any number of your Subscription Rights, or you may choose not to exercise any of your Subscription Rights.  If, however, you choose not to exercise your Subscription Rights or you exercise less than your full amount of Subscription Rights and other stockholders fully exercise their Subscription Rights, the percentage of common stock owned by other stockholders will increase relative to your ownership percentage and your voting and other rights in our company will likewise be diluted due to your reduced ownership in HCMC ― see “Description of Securities” for a description of the voting and liquidation rights of our common stock. However, your amount of shares you own will in no instance be reduced.

May I sell, transfer or assign my Subscription Rights?

No.  You may not transfer, sell or assign any of the Subscription Rights distributed to you, except that Subscription Rights will be transferable by operation of law (e.g., by death).  The Subscription Rights are non-transferable and will not be listed on any securities exchange or included in any automated quotation system.  Therefore, there will be no market for the Subscription Rights.

How do I exercise my Subscription Rights if my shares of common stock are held in my name?

If you hold your shares of common stock in your name and you wish to participate in this offering, you must deliver a properly completed and duly executed subscription certificate and all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 p.m. (Eastern time) on the Expiration Date.

If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.  In certain cases, you may be required to provide signature guarantees.  If you send an uncertified check, please send it as early as possible to have the best chance of it clearing before the Expiration Date.

Please follow the delivery instructions on the subscription certificate.  Please DO NOT deliver documents to HCMC.  You are solely responsible for completing delivery of your subscription certificate, all other required subscription documents and subscription payment to the subscription agent.  You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m. (Eastern time) on the Expiration Date.  See “—To whom should I send my forms and payment?” below.

If you send a payment that is insufficient to purchase the shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received pursuant to your Subscription Rights.  Any payment that is received but not so applied will be refunded to you without interest (subject to the rounding of the amount so applied to the nearest whole cent).

What form of payment is required to purchase shares in the offering?

As described in the instructions accompanying the subscription certificate, payments submitted to the subscription agent must be made in U.S. dollars.  Checks or bank drafts drawn on U.S. banks should be payable to the order of “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Healthier Choices Management Corp.”  Payments by uncertified check will be deemed to have been received upon clearance.  Please note that funds paid by uncertified check may take five or more business days to clear.  Accordingly, rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.  If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee (including any mobile investment platform), separate payment instructions may apply.  Please contact your nominee, if applicable, for further payment instructions.

How do I exercise my Subscription Rights if my shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold shares of common stock in the name of a broker, dealer, custodian bank or other nominee (including any mobile investment platform) that uses the services of Depository Trust Company (DTC), then Depository Trust Company will credit one basic right to your nominee record holder for every four shares of common stock that you beneficially owned as of the record date.  If you are not contacted by your nominee (including any mobile investment platform), you should contact your nominee as soon as possible.

How soon must I act to exercise my Subscription Rights?

If your shares of common stock are registered in your name and you elect to exercise any of your Subscription Rights, the subscription agent must receive your properly completed and duly executed subscription certificate, all other required subscription documents and full subscription payment, including final clearance of any uncertified check, before 5:00 p.m. (Eastern time) on the Expiration Date on June 3, 2021.  If you hold shares in the name of a broker, dealer, custodian bank or other nominee, your nominee (including any mobile investment platform) may establish an earlier deadline before the expiration of this offering by which time you must provide the nominee with your instructions and payment to exercise your Subscription Rights.

Although we will make reasonable attempts to provide this prospectus to our stockholders to whom rights are distributed, this offering and all related Subscription Rights will expire at 5:00 p.m. (Eastern time) on the Expiration Date, whether or not we have been able to locate and deliver this prospectus to you or any other stockholder.

After I exercise my Subscription Rights, can I change my mind?

No.  Once made, all exercises of Subscription Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Right or if the offering is extended by the board of directors.  You should not exercise your subscription right unless you are certain that you wish to purchase shares at the Estimated Subscription Price.

What happens if the Actual Subscription Price is less than the Estimated Subscription Price?

If, on the Expiration Date, the Actual Subscription Price is lower than the Estimated Subscription Price paid by the subscriber, any Excess Subscription Amounts paid by a subscriber will be applied towards the purchase of additional shares in the rights offering.  For example, assume that the Estimated Initial Subscription Price is $0.001425 per share.  If you want to exercise your rights to purchase 1,000,000 shares, you will promptly send payment to the subscription agent in the amount of $1,425.  If the Actual Subscription Price decreases to $0.00135 per share, you will be deemed to have exercised the over-subscription rights and will receive 1,055,556 shares rather than 1,000,000 shares and no cash back.  Detailed instructions to exercise your rights, including regarding payment of the subscription price, are also included on your rights certificate.  For assistance you may contact the subscription agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409 or by e-mail at shareholder@broadridge.com.

What happens if the Actual Subscription Price is more than the Estimated Subscription Price?

If, on the Expiration Date, the Actual Subscription Price is greater than the Estimated Subscription Price paid by the subscriber, any payments made by a subscriber with respect to the over-subscription rights will first be applied towards the purchase of shares subscribed for pursuant to the subscriber’s basic rights, and then towards shares subscribed for pursuant to the over-subscription rights, if any.  If you did not exercise the over-subscription rights, you will receive fewer shares than you elected to purchase pursuant to the basic rights.  For example, assume that the Estimated Subscription Price is $0.001425 per share.  If you want to exercise your rights to purchase 1,000,000 shares, you will promptly send payment to the subscription agent in the amount of $1,425.  If the Actual Subscription Price increases to $0.0015 per share, you will receive 950,000 shares rather than 1,000,000 shares for your payment with respect to your basic rights.  In addition, if you made a payment with respect to your over-subscription right, a portion of such payment will be used to fulfill your purchase request for the additional 500,000 shares related to your basic rights.  Detailed instructions to exercise your rights, including regarding payment of the subscription price, are also included on your rights certificate.  Regardless of the Actual Subscription Price, Stockholders who exercise their rights will have no right to rescind their subscriptions after receipt of their completed subscription certificates together with payment for shares by the subscription agent.  For assistance you may contact the subscription agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409 or by e-mail at shareholder@broadridge.com.

Does HCMC need to achieve a minimum participation level in order to complete the rights offering?

No.  There is no minimum subscription requirement.  We may consummate the offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.

Can this offering be terminated or extended?

Yes.  If we terminate this offering, neither we nor the subscription agent will have any obligation with respect to Subscription Rights that have been exercised except to promptly return, without interest or deduction, any subscription payment the subscription agent received from you.  If we were to terminate this offering, any money received from subscribing stockholders would be promptly returned, without interest or deduction, and we would not be obligated to issue shares or shares of common stock to rights holders who have exercised their Subscription Rights prior to termination.

Is a rights offering similar to a reverse stock split?

No.  These are completely different corporate actions.  Among other differences between these actions, the numbers of shares owned by a stockholder is reduced in a reverse stock split.  No reduction in shares owned by any stockholder will occur as a result of the rights offering.

How was the subscription price determined?

The subscription price was set by our board of directors, considering, among other things, input from its dealer-manager for this offering.  The factors considered by our board are discussed in “The Rights Offering—Reasons for this Offering” and “Determination of the Subscription Price.”

Has the board of directors made a recommendation to stockholders regarding the exercise of rights under this offering?

No.  Our board of directors has not made, nor will it make, any recommendation to stockholders regarding the exercise of Subscription Rights in this offering.  We cannot predict the price at which shares of our outstanding common stock will trade after this offering.  You should make an independent investment decision about whether or not to exercise your Subscription Rights.  Rights holders who exercise Subscription Rights risk investment loss on new money invested.  We cannot assure you that the market price for common stock will remain above the price payable per share of common stock, or that anyone purchasing shares of common stock at the exercise price will be able to sell those shares in the future at the same price or a higher price.  If you do not exercise your Subscription Rights, you will lose any value represented by your Subscription Rights, and if you do not exercise your rights in full, your percentage ownership interest and related rights in our company will be diluted due to your reduced ownership in HCMC.

May I participate in this offering if I sell my common stock after the record date?

The record date for this offering is 5:00 p.m. (Eastern time) May 18, 2021.  If you own common stock as of the record date, you will receive Subscription Rights and may participate in this offering even if you subsequently sell your common stock.

Are there any risks associated with this offering?

Yes.  The exercise of your Subscription Rights involves risks.  Exercising your Subscription Rights involves the purchase of common stock and should be considered as carefully as you would consider any other equity investment.  Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and all other information contained in this prospectus.

Will the directors and executive officers participate in this offering?

No.  To the extent they hold common stock as of the record date, our directors and executive officers are entitled to participate in this offering on the same terms and conditions applicable to all other stockholders.  Our directors and executive officers, however, have agreed with the Company not to participate in this offering, although they are not required to do so.

May stockholders in all jurisdictions participate in the rights offering?

Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired.  Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

When will I receive my shares of common stock?

If you purchase shares of common stock through the rights offering, we will issue those shares to you in book-entry, or uncertificated, form.  Although we will endeavor to issue the appropriate book-entries as soon as practicable after completion of this offering, there may be some delay between the Expiration Date and the time that we issue the new book-entries.  Stock certificates will not be issued for shares of our common stock purchased in the rights offering.

What effects will this offering have on our outstanding common stock?

Based on shares of common stock outstanding as of May 11, 2021, if this offering is fully subscribed at the Estimated Subscription Price, we will have 378,101,520,610 shares of common stock outstanding, representing an increase of 22.8% in our outstanding shares as of the record date.  If you fully exercise your basic rights, your proportional interest in our company will not change.  If you exercise only a portion, or none, of your basic rights, your interest in our company will be diluted and your proportional interest in our company will decrease.

The number of shares of common stock outstanding listed in each case above assumes that (1) all of the other shares of common stock issued and outstanding on the record date will remain issued and outstanding and owned by the same persons as of the closing of this offering, and (2) we will not issue any shares of common stock in the period between the record date and the closing of this offering.

Can the holders of the Series D Preferred Stock Participate in the Rights Offering?

Yes.  The holders of our Series D Preferred Stock will also receive Subscription Rights based on the number of shares of common stock that would be received upon conversion in full of such preferred stock.  Pursuant to our Certificate of Incorporation, the 5,000 shares of the Series D Preferred Stock outstanding may currently convert into 2,083,333,333 shares of our common stock in the aggregate.

How much will HCMC receive from this offering, and how will its proceeds be used?

If this offering is fully subscribed, we estimate our net proceeds from the offering will total approximately $92.0 million, after deducting fees and expenses of Maxim, as dealer-manager, and our other estimated offering expenses.  We intend to use the net proceeds to facilitate the enforcement of our intellectual property rights through litigation and other methods, research and development of our intellectual property suite and products, to accelerate our growth efforts in the health food, vitamin and vape sectors, to improve our overall liquidity, and for other general corporate purposes.

If my exercise of Subscription Rights is cutback due to the offering being oversubscribed, is not valid or if this offering is not completed, will my subscription payment be refunded to me?

Yes.  The subscription agent will hold all funds it receives in escrow until the completion or termination of this offering.  If your exercise of Subscription Rights is deemed not to be valid or this offering is not completed, all subscription payments received by the subscription agent will be promptly returned, without interest or deduction, following the expiration of the offering.  If you own shares through a nominee (including any mobile investment platform), it may take longer for you to receive your subscription price repayment because the subscription agent will return payments through your nominee.

What fees or charges apply if I purchase shares in this offering?

We are not charging any fee or sales commission to issue rights to you or, if you exercise any of your Subscription Rights, to issue shares to you.  If you exercise your Subscription Rights through a broker, dealer, custodian bank or other nominee (including any mobile investment platform), you are responsible for paying any fees your nominee may charge you.

What are the U.S. federal income tax consequences of exercising my Subscription Rights?

For U.S. federal income tax purposes, a rights holder should not recognize income or loss in connection with the receipt or exercise of rights in this offering.  You should consult your tax advisor as to your particular tax consequences resulting from the offering.  For a summary of certain U.S. federal income tax consequences of this offering, see “Material U.S. Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee (including any mobile investment platform), then you should deliver all required subscription documents and subscription payments pursuant to the instructions provided by your nominee.  If your shares of common stock are held in your name, then you should send your subscription certificate, all other required subscription documents and your subscription payment by mail to:

Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718

or by hand delivery or overnight courier to:

Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717

You and, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription certificate, as well as for completing delivery of all other required subscription documents and your subscription payment.  You should allow sufficient time for delivery of your subscription materials to the subscription agent and for clearance of payments before the expiration of this offering.  If you hold your common stock through a broker, dealer, custodian bank or other nominee (including any mobile investment platform), your nominee may establish an earlier deadline before the Expiration Date of this offering.

Who is the dealer-manager?

Maxim will act as dealer-manager for this offering.  Under the terms and subject to the conditions contained in the dealer-manager agreement, Maxim will act as an advisor for purposes of this offering.  We have agreed to pay Maxim certain fees for acting as dealer-manager and to reimburse it for certain expenses incurred in connection with this offering.  Maxim is not underwriting, soliciting or placing any of the Subscription Rights or the shares of common stock being issued in this offering and is not making any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights) or shares of common stock.

Whom should I contact if I have other questions?

If you have any questions regarding this offering, completion of the subscription certificate or any other subscription documents or submitting payment in the offering, please contact Broadridge Corporate Issuer Solutions, Inc. by telephone at (855) 793-5068 or by email at shareholder@broadridge.com.

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should consider and read carefully all of the risks and uncertainties described below, as well as other information contained in this prospectus, before making an investment decision with respect to our securities.  The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows.  In any such case, the trading price of common stock, could decline, and you may lose all or part of your investment.  This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below and those incorporated by reference.

RISKS RELATED TO THE RIGHTS OFFERING

This offering may cause the price of common stock to decline, and the price may not recover for a substantial period of time, or at all.

The subscription price of shares in this offering, together with the number of shares of common stock we propose to issue and ultimately will issue in the offering, may result in an immediate decrease in the market value of the common stock.  If the market price of common stock falls, you may have irrevocably committed to buy shares of common stock in this offering at an effective price per share greater than the prevailing market price.  Further, if a substantial number of Subscription Rights are exercised and the exercising rights holders choose to sell some or all of the shares purchased directly, the resulting sales could depress the market price of common stock.  We cannot assure you that the market price of common stock will not decline prior to the expiration of this offering or that, after shares of common stock are issued upon exercise of Subscription Rights, you will be able to sell shares of common stock purchased in the offering at a price greater than or equal to the effective price paid in the offering.

The subscription price determined for this offering may not be indicative of the fair value of common stock.

The subscription price was set by our board of directors, and you should not consider the subscription price as an indication of the fair value of common stock.  The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, earnings/losses, financial condition or any other established criteria for fair value.  The market price of common stock could decline during or after this offering, and you may not be able to sell shares of common stock purchased in the offering, at a price equal to or greater than the effective price paid in the offering, or at all.

Your interest in our company may be diluted as a result of this offering.

If you do not fully exercise your basic rights, you will, at the completion of this offering, own a smaller proportional interest in our company on a fully diluted basis than would have been the case if you had fully exercised your basic rights.  Based on shares outstanding as of May 11, 2021, after giving effect to this offering (assuming the offering is fully subscribed at the Estimated Subscription Price of $0.001425), we would have 378,101,520,610 shares of common stock outstanding, representing an increase in outstanding shares of 22.8%.

The Subscription Rights are non-transferable.

You cannot transfer or sell your Subscription Rights to anyone else.  We therefore do not intend to list the Subscription Rights on any securities exchange or include them in any automated quotation system and there will be no market for the Subscription Rights.

We may have broad discretion in the use of a significant portion of the net proceeds from this offering and may not use those net proceeds effectively.

We intend to use the net proceeds to facilitate enforcement of our intellectual property rights through litigation and other methods, research and development of our intellectual property rights and products to accelerate our growth rate in the health food, vitamin and vape segments to improve our overall liquidity and reduce our indebtedness, and for other general corporate purposes.  We cannot specify with any certainty the particular uses of the net proceeds, if any, that we receive from this offering.  Our management will have broad discretion in the application of those additional net proceeds, and we may spend or invest those net proceeds in a way with which stockholders disagree.  The failure by management to apply these funds effectively could harm our business and financial condition.  Pending their use, we may invest the net proceeds in a manner that does not produce income or that loses value.

Our common stock price may be more volatile as a result of this Rights Offering.

Historically, the market price of our common stock has fluctuated over a wide range for a variety of reasons, including company-specific factors and industry-wide conditions and events.  The price of the common stock that will prevail in the market after this Rights Offering may be higher or lower than the Actual Subscription Price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently trades on the OTC Pink Sheets, as well as the issuance of warrants or convertible equity that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our common stock.

We cannot assure you that the trading price of our common stock will not decline after you exercise your Subscription Rights.  If that occurs, you may have bought shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss.  Moreover, we cannot assure you that, following the purchase of common stock in the rights offering, you will be able to sell your common stock at a price equal to or greater than the Actual Subscription Price, and you may lose all or part of your investment in our common stock.  Until shares of common stock are delivered upon expiration of the Rights Offering, you will not be able to sell the shares of our common stock that you purchase in the Rights Offering.  Shares of our common stock purchased in the rights offering will be issued as soon as practicable after the rights offering has expired, payment for the shares subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.  We will not pay you interest on funds delivered to the Subscription Agent pursuant to your exercise of Subscription Rights.

We may amend or modify the terms of the Rights Offering at any time before the expiration of the Rights Offering in a way that could adversely affect your investment.

Our Board of Directors reserves the right to amend or modify the terms of the Rights Offering.  The amendments or modifications may be made for any reason and may adversely affect your Subscription Rights.  These changes may include, for example, changes to the Subscription Price or other matters that may induce greater participation by our stockholders in the Rights Offering.  If we make any fundamental change (such as subscription price or the shares available to purchase pursuant to the basic right) to the terms of the Rights Offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions.  In such event, we will issue subscription refunds to each stockholder subscribing to purchase shares in the rights offering and recirculate an amended prospectus after the post-effective amendment is declared effective with the Commission.  If we extend the Expiration Date in connection with any post-effective amendment, we will allow holders of Subscription Rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the prospectus that will form a part of the post-effective amendment.  In such event, we will issue a press release announcing the changes to the rights offering and the new Expiration Date.  Even if an amendment does not rise to the level that is fundamental and would thus require us to offer to return your subscription payment, the amendment may nonetheless adversely affect your rights and any prospective return on your investment.

You may not be able to immediately resell any shares of our common stock that you purchase upon the exercise of Subscription Rights immediately upon expiration of the Rights Offering.

If you exercise your Subscription Rights, you may not be able to resell the common stock you purchase by exercising your Subscription Rights until you (or your broker or other nominee) have received a book-entry representing those shares.  Although we will endeavor to issue the appropriate book-entries as soon as practicable after completion of this offering, there may be some delay between the Expiration Date and the time that we issue the new book-entries.  Until shares of common stock are delivered upon expiration of the Rights Offering, you will not be able to sell or transfer the common stock that you purchase in the Rights Offering.  The price of our common stock as quoted on the OTC Pink Sheets may decrease in the time period between the Expiration Date when you purchase your shares and the date you access to such shares and may have the ability to sell them.

You may not revoke your exercise of rights.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation.  Accordingly, if you exercise your subscription rights and the market price of our common stock increases above the Estimated Subscription Price or you later learn information about us or the rights offering that you consider unfavorable to the exercise of your subscription rights, you will be committed to buying shares and may not revoke or change your exercise.

We do not know how many stockholders will participate in the Rights Offering.

We have no other agreements or understandings with any persons or entities with respect to their exercise of rights or their participation as an underwriter, broker or dealer in the rights offering.  We therefore do not know how many other stockholders, if any, will participate in our rights offering.  If the rights offering is not otherwise fully subscribed, we will not have the capital necessary to fund our contemplated uses of the net proceeds of the rights offering and might need to look to other sources of funding for these contemplated uses.  There is no assurance that these alternative sources will be available and at what cost.

Exercising the Subscription Rights limits your ability to engage in certain hedging transactions that could provide you with financial benefits.

By exercising the Subscription Rights, you are representing to us that you have not entered into any short sale or similar transaction with respect to our common stock since the Record Date for the rights offering.  This requirement prevents you from pursuing certain investment strategies that could provide you greater financial benefits than you might have realized if the Subscription Rights did not contain these requirements.

If we terminate this offering, neither we, nor the subscription agent will have any obligation to you except to promptly return your subscription payments.

We may terminate this offering at any time.  If we do, neither we, nor the subscription agent will have any obligation to you with respect to Subscription Rights that you have exercised, other than to promptly return, without interest or deduction, the subscription payment you delivered to the subscription agent.

If you do not act on a timely basis and follow subscription instructions, your exercise of Subscription Rights may be rejected.

Holders of common stock who desire to purchase shares in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m. (Eastern Time) on the Expiration Date, unless extended.  If you are a beneficial owner of shares of common stock and you wish to exercise your Subscription Rights, you must act promptly to ensure that your broker, custodian bank or other nominee (including any mobile investment platform) acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee (including any mobile investment platform) in sufficient time to deliver such forms and payments to the subscription agent in order to exercise your Subscription Rights by 5:00 p.m. (Eastern time) on the Expiration Date, unless extended. We will not be responsible if your broker, custodian or nominee (including any mobile investment platform) fails to ensure that all required forms and payments are actually received by the subscription agent in a timely manner.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of rights, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we, nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we or the subscription agent under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you pay the subscription price by uncertified check, your check may not clear in sufficient time to enable you to exercise your Subscription Rights.

Any uncertified check used to pay for the subscription price in this offering must clear prior to the Expiration Date of this offering.  The clearing process may require five or more business days.  If you choose to pay the subscription price, in whole or in part, by uncertified check and your check does not clear prior to the Expiration Date of this offering, you will not have satisfied the conditions to exercise your rights and you will not receive the shares you wish to purchase.

You may not receive all of the shares for which you subscribe pursuant to basic rights or the over-subscription right.

The Actual Subscription Price may be greater than the Estimated Subscription Price. If you sent in payment for only your maximum basic rights, the price increase will cause you to receive less than your maximum shares subscribed for pursuant to the basic rights. For example, if you have basic rights to acquire 1,000,000 shares, you will send in $1,425 (based on the Estimated Subscription Price of $0.001425 to acquire 1,000,000 shares) as your subscription payment.  If the Actual Subscription Price is $0.0015, you will only receive 950,000 shares in the right offering.  If you elected to exercise your over-subscription right, the remaining shares related to your basic rights will be purchased first using these funds to the extent available.

Rights holders who fully exercise their basic rights will have the right, pursuant to their over-subscription rights, to purchase additional shares to the extent other rights holders do not exercise their basic rights in full.  Over-subscription rights will be allocated pro rata among rights holders who over-subscribe, based on the number of over-subscription shares for which the rights holders have subscribed.  We cannot guarantee that you will receive all, or a significant portion, of the shares for which you subscribe pursuant to your over-subscription right.

If the number of shares allocated to you is less than your subscription request, the excess funds held by the subscription agent on your behalf will be promptly returned to you, without interest or deduction, after this offering has expired, and we will have no further obligations to you.

This offering may cause the market price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue in the rights offering, may result in an immediate decrease in the market price of our common stock.  This decrease may continue throughout and after the completion of the rights offering.  If that occurs, you may have committed to buy common stock in the rights offering at a price greater than the prevailing market price of our common stock.  Further, if a substantial number of subscription rights are exercised and the subscribing holders choose to sell some or all of the shares of common stock received upon exercise of those rights, the resulting sales could depress the market price of our common stock.  There is no assurance that following the rights offering you will be able to sell your shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the rights offering, we cannot assure you of the amount of proceeds that we will receive from the rights offering.

No minimum subscription is required for consummation of the rights offering.  We do not have formal commitments from our stockholders for the amount we seek to raise pursuant to the Rights Offering, and it is possible that no other rights will be exercised in connection with the Rights Offering.  As a result, we cannot assure you of the amount of proceeds that we will receive in the Rights Offering.  Therefore, if you exercise all or any portion of your subscription rights, but other stockholders do not, we may not raise the desired amount of capital in the Rights Offering, the market price of our common stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.

Your receipt of Subscription Rights may be treated as a taxable dividend to you.

The distribution of Subscription Rights in this offering should be a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code of 1986.  This position is not binding on the Internal Revenue Service or the courts, however.  If this offering is part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of Subscription Rights may be treated as the receipt of a distribution equal to the fair market value of the rights.  Any such distribution treated as a disproportionate distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, with any excess being treated as a return of basis to the extent thereof and then as capital gain.  See “Material U.S. Federal Income Tax Considerations.”

Maxim, as dealer-manager, is not acting as an underwriter or placement agent of the Subscription Rights or the securities underlying the Subscription Rights.

Maxim will act as dealer-manager for this offering and, in that capacity, will provide marketing assistance in connection with the offering.  Maxim is not underwriting, soliciting or placing any of the Subscription Rights or the shares (or the common stock comprising the shares) and is not making any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights) or shares.  Maxim will not be subject to any liability to us in rendering services to us except for an act involving bad faith, willful misconduct or gross negligence.

Because we do not have a standby purchase agreement, backstop commitment or similar arrangement in connection with this offering, the net proceeds we receive from the offering may be less than we intend.

We have currently not entered into any standby purchase agreement, backstop commitment or similar arrangement in connection with this offering.  We therefore cannot assure you that any of our stockholders will exercise all or any part of their Subscription Rights.  We do not have arrangements under which Maxim or any other investment bank, financial advisor or other entity will be obligated to sell securities not purchased in this offering.  If rights holders subscribe for fewer shares than anticipated, the net proceeds we receive from this offering could be significantly reduced.  Regardless of whether this offering is fully subscribed.

We have not paid dividends and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have not paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

The Rights Offering May Result in the Reduction of the Conversion Price of the Series D Preferred Stock and Dilution to Existing Shareholders.

The conversion price for the Series D Preferred Stock is currently $0.0024.  The conversion price will be lesser of $0.0024 and either (1) 85% of the average of the volume weighted average price (VWAP) during the 10 trading days immediately following the effective date and public announcement of the next reverse stock split of HCMC, (2) 80% of the lowest daily VWAP during the 5 trading days immediately preceding the date the conversion shares are either registered for resale or may be sold pursuant to Rule 144 and (3) the per share price at which Company securities are sold in the future. If the Actual Subscription Price is less than $0.0024, the conversion price for the Series D Preferred Stock will be reduced to such price, causing dilution to existing stockholders upon conversion of the Series D Preferred Stock.

Risks Related to Our Securities

The market price of our common stock has been and may continue to be volatile and investors could incur substantial losses.

The market price of our common stock has been volatile, and fluctuates widely in price in response to various factors, which are beyond our control.  The price of our common stock is not necessarily indicative of our operating performance or long-term business prospects.  In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.  We may continue to incur rapid and substantial increases or decreases in our stock price in the foreseeable future that do not coincide in timing with the disclosure of news or developments by us. Accordingly, the market price of our shares of common stock may fluctuate dramatically, and may decline rapidly, after you purchase shares in this offering, irrespective of any developments in our business.  Factors such as the following could cause the market price of our common stock to fluctuate substantially:

•	our quarterly operating and financial results;
•	government regulation of our industry;
•	the introduction of new products by our competitors;
•	changing conditions in the electronic cigarette and tobacco industries; as well as the grocery business
•	developments concerning proprietary rights;
•
factors in the public trading market for our stock that may produce price movements that may or may not comport with macro, industry or company-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging and other trading factors;

•	speculation in the press or investment community about our company or industry;
•	the outcome of the pending patent infringement lawsuit against Phillip Morris USA, Inc. and Phillip Morris Products S.A.; or
•	litigation or public concern about the safety of our products.

The stock market in general experiences from time to time extreme price and volume fluctuations.  Periodic and/or continuous market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock.  Price volatility may be worse if the trading volume of our common stock is low.

These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Our common stock may become the target of a “short squeeze.”

In the past several weeks, securities of certain companies have increasingly experienced significant and extreme volatility in stock price due to short sellers of shares of common stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. There can be no assurance that we will not, in the future be, a target of a short squeeze, and you may lose a significant portion or all of your investment if you purchase our shares at a rate that is significantly disconnected from our underlying value.

Future sales of our common stock may depress our stock price.

As of May 11, 2021, we had 307,926,082,074 billion shares of our common stock outstanding.  Approximately 285 billion of our outstanding shares are eligible for resale without restrictions.  If any significant number of these shares are sold, such sales could have a depressive effect on the market price of our stock.  The remaining shares are eligible, and some of the shares underlying the restricted stock options upon issuance, will be eligible to be offered from time to time in the public market pursuant to registration statements we have filed and Rule 144 Securities Act, and any such sale of these shares may have a depressive effect as well.  We are unable to predict the effect, if any, that the sale of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time.  Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares.  Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price, which we deem appropriate.

Costs incurred because we are a public company may affect our profitability.

As a public company, we incur significant legal, accounting, and other expenses, and we are subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources.  In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, requires changes in corporate governance practices of public companies.  We expect that full compliance with such rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly, which may negatively impact our financial results.  To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.  Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.  In addition, our ability to pay dividends on our common stock may be limited by state law.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize certain returns on their investment.

Our common stock may become a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock could be considered to be a “penny stock.”  It may not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock are subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Securities Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Our authorized capital includes 1,000,000 shares of preferred stock.  Of this amount, 5,000 of such shares have been designated as Series D Convertible Preferred Stock and all such shares are issued and outstanding.  Our Board of Directors has the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval.  Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.”  We may, in the future, consider adopting additional anti-takeover measures.  The authority of our Board of Directors to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our Board of Directors.  As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We also expect that additional capital will be needed in the future to continue our planned operations.  To the extent that we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution.  We may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner, we determine from time to time.  If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales.  Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results.  As a result, we could become subject to sanctions or investigations by regulatory authorities and/or stockholder litigation, which could harm our business and have an adverse effect on our stock price.

As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, including periodic reports, disclosures and more complex accounting rules.  As directed by Section 404 of Sarbanes-Oxley, the SEC adopted rules requiring public companies to include a report of management on a company’s internal control over financial reporting in their Annual Report on Form 10-K. Based on current rules, we are required to report under Section 404(a) of Sarbanes-Oxley regarding the effectiveness of our internal control over financial reporting.  If we were to determine that we have material weaknesses, it may be necessary to make restatements of our consolidated financial statements and investors will not be able to rely on the completeness and accuracy of the financial information contained in our filings with the SEC and this could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or stockholder litigation.

Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of December 31, 2020. If we fail to remediate these issues and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of December 31, 2020 as a result of material weaknesses.  A material weakness is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company's financial statements will not be prevented, or detected and corrected on a timely basis.  The primary material weaknesses identified by management related to a lack of accounting personnel and the failure to have properly documented and designed controls and procedures.

We have undertaken initiatives to improve our internal control over financial reporting and disclosure controls.  However, the implementation of these initiatives may not fully address the material weaknesses in our internal control over financial reporting.  In addition, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that satisfies our reporting obligations.  Our failure to remediate the material weaknesses or our failure to discover and address any other material weaknesses or deficiencies may result in inaccuracies in our financial statements, delay in the preparation of our financial statements, and the loss of investor confidence in the reliability of our financial statements, which in turn could negatively influence the trading price of our common stock.  Also, as a result, our business, financial condition, results of operations and prospects may be materially and adversely affected.

General Risks

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers, each of whom may be difficult to replace.  In particular, Jeffrey Holman, our Chief Executive Officer, is important to the management of our business and operations and the development of our strategic direction.  The loss of the services of this officer, and the process to replace him would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

The COVID-19 Pandemic and related economic repercussions may affect our business.

The COVID-19 pandemic and related economic repercussions have created significant volatility, uncertainty, and turmoil in businesses globally.  While these events have not yet had a material adverse effect on our business and B2C platforms like ours have seen elevated sales levels from consumer shifts to online purchasing, we can offer no assurance that the COVID-19 pandemic will not have an adverse effect in the future, particularly if the pandemic worsens or endures for an extended period of time.

At the onset of the pandemic we implemented several changes to enhance safety and mitigate health risk in our work environment.  For our warehouse and manufacturing operations, these included split shifts, temperature scans, additional contactless hand sanitizing stations, protective equipment, social distancing guidelines, and increased cleaning and sanitization.  These changes resulted in higher operational costs, and as a result, we instituted cost savings programs to offset these increased costs.  We also put a hold on new spending commitments as we cautiously manage through this environment.

The COVID-19 pandemic may adversely impact our results.  Our supply chain has remained operational otherwise, but we can offer no assurance that it will not be adversely affected in the future, particularly as the COVID-19 pandemic continues to worsen.  If the impact of the COVID-19 pandemic continues for an extended period of time or worsens, it could have a material adverse effect on our supply chain or workforce, either of which could have a material adverse effect on our business, financial condition and liquidity.  In addition, if the impact of the COVID-19 pandemic continues it may heighten the other risks that could affect our business.

Reliance on information technology means a significant disruption could affect our communications and operations.

We increasingly rely on information technology systems for our internal communications, controls, reporting and relations with customers and suppliers and information technology is becoming a significantly important tool for our sales staff.  In addition, our reliance on information technology exposes us to cyber-security risks, which could have a material adverse effect on our ability to compete.  Security and privacy breaches may expose us to liability and cause us to lose customers or may disrupt our relationships and ongoing transactions with other entities with whom we contract throughout our supply chain.  The failure of our information systems to function as intended, or the penetration by outside parties’ intent on disrupting business processes, could result in significant costs, loss of revenue, assets or personal or other sensitive data and reputational harm.

Risks Relating to Our Vaporizer Business

We have incurred significant operating losses in the past and cannot assure you that we will achieve and/or maintain profitable operations or liquidity.

The Company reported a net loss allocable to common stockholders of approximately $2.799 million and $3.722 million for the years ended December 31, 2019 and 2020.  Our operating losses are primarily due to, among other reasons, increasing competition, in both our vape and grocery businesses.

The Company’s liquidity and capital resources have decreased significantly as a result of the net operating losses.  We cannot assure you that we will be able to generate operating profits in the future on a sustainable basis or at all as we continue to expand our infrastructure, further develop our marketing efforts and otherwise implement our growth initiatives.  Future working capital limitations could impinge on our day-to-day operations, thus contributing to continued operating losses.

If the FDA passed regulations to extend its authority to e-vapor products, including e-cigarettes, vaporizers and e-liquids, necessitating stringent and costly product review requirements, such regulations could curtail or prevent our ability to sell e-vapor products and significantly reduce the number of e-vapor products available for sale to the public.

It is anticipated that the FDA’s prospective regulation of e-vapor products, including requiring costly formal product approvals, limiting the manufacture and distribution of e-vapor products will impact availability.  Any such regulations and approval process would make product development and manufacture cost prohibitive for the Company.  A reduction in available e-vapor products would diminish the need for our dedicated retail stores.

The recent development of electronic cigarettes has not allowed the medical profession to study the long-term health effects of electronic cigarette use.

Because electronic cigarettes were recently developed the medical profession has not had a sufficient period of time to study the long-term health effects of electronic cigarette use.  Currently, therefore, there is no way of knowing whether or not electronic cigarettes are safe for their intended use.  If the medical profession were to determine conclusively that electronic cigarette usage poses long-term health risks, electronic cigarette usage could decline, which could have a material adverse effect on our business, results of operations and financial condition.

Our business, results of operations and financial condition could be adversely affected if our products are taxed like other tobacco products.

Presently the sale of electronic cigarettes and vaporizers is not subject to federal, state and local excise taxes like the sale of conventional cigarettes or other tobacco products, all of which have faced significant increases in the amount of taxes collected on their sales.  Should federal, state and local governments and or other taxing authorities impose excise taxes similar to those levied against conventional cigarettes and tobacco products on our products, it may have a material adverse effect on the demand for our products, as consumers may be unwilling to pay the increased costs for our products.

Because we face intense competition from big tobacco companies and other competitors, our failure to compete effectively could have a material adverse effect on our business, results of operations and financial condition.

Competition in the electronic cigarette and vaporizer industry is intense.  The nature of our competitors is varied as the market is highly fragmented and the barriers to entry into the business are low.

We compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, advertising and price.  We are subject to highly competitive conditions in all aspects of our business.  The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-priced products or innovative products, cigarette excise taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products.

Our principal competitors are “big tobacco,” U.S. cigarette manufacturers of both conventional tobacco cigarettes and electronic cigarettes like Altria Group, Inc., Lorillard, Inc. and Reynolds American Inc.  We compete against “big tobacco” which offers not only conventional tobacco cigarettes and electronic cigarettes but also smokeless tobacco products such as “snus” (a form of moist ground smokeless tobacco that is usually sold in sachet form that resembles small tea bags), chewing tobacco and snuff, and now so called “heat not burn” (HNB) products such as “IQOS”.  Furthermore, we believe that “big tobacco” will devote more attention and resources to developing and offering electronic cigarettes (including vaporizers and HNB) as the market grows.  Because of their well-established sales and distribution channels, marketing expertise and significant financial and marketing resources, “big tobacco” is better positioned than small competitors like us to capture a larger share of the electronic cigarette market.  We also compete against numerous other smaller manufacturers or importers of cigarettes.  There can be no assurance that we will be able to compete successfully against any of our competitors, some of whom have far greater resources, capital, experience, market penetration, sales and distribution channels than us.  If our major competitors were, for example, to significantly increase the level of price discounts offered to consumers, we could respond by offering price discounts, which could have a materially adverse effect on our business, results of operations and financial condition.

Sales of conventional tobacco cigarettes have been declining, which could have a material adverse effect on our business.

The overall U.S. market for conventional tobacco cigarettes has generally been declining in terms of volume of sales, as a result of restrictions on advertising and promotions, funding of smoking prevention campaigns, increases in regulation and excise taxes, a decline in the social acceptability of smoking, and other factors, and such sales are expected to continue to decline.  While the sales of vaporizers have been increasing over the last several years, the vaporizer and electronic cigarettes market is only developing and is a fraction of the size of the conventional tobacco cigarette market.  A continual decline in cigarette sales may adversely affect the growth of the vaporizer and electronic cigarette market, which could have a material adverse effect on our business, results of operations and financial condition.

If we are subject to intellectual property litigation, we may incur substantial additional costs which will adversely affect our results of operations.

The cost to prosecute infringements of our intellectual property or the cost to defend our products against patent infringement or other intellectual property litigation by others could be substantial.  We cannot assure you that:

•	pending and future patent applications will result in issued patents;
•	patents we own or which are licensed by us will not be challenged by competitors;
•	the patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage;
•	we will be successful in defending against patent infringement claims asserted against our products; and
•	we will be successful in prosecuting patent infringement claims asserted.

Both the patent application process and the process of managing patent disputes can be time consuming and expensive.  In addition, changes in the U.S. patent laws could prevent or limit us from filing patent applications or patent claims to protect our products and/or technologies or limit the exclusivity periods that are available to patent holders.

If a third-party asserts that we are infringing on its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business may be adversely affected.

Although we have issued patents and patents pending, the vaporizer and electronic cigarette industry is nascent and third parties may claim patent rights over one or more types of vaporizers and electronic cigarettes.  Third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could cause us to do one or more of the following:

•	stop selling products or using technology that contains the allegedly infringing intellectual property;
•	incur significant legal expenses;
•	cause our management to divert substantial time to our defenses;
•	pay substantial damages to the party whose intellectual property rights we may be found to be infringing;
•	indemnify distributors and customers;
•	redesign those products that contain the allegedly infringing intellectual property; or
•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available to us on reasonable terms or at all.

Third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could have a material adverse effect on our business, results of operations and financial condition.

If we cannot protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

We believe that patents, trademarks, trade secrets and other intellectual property we use and are developing are important to sustaining and growing our business.  We utilize third party manufacturers to manufacture our products in China, where the validity, enforceability and scope of protection available under intellectual property laws are uncertain and still evolving.  Implementation and enforcement of Chinese intellectual property-related laws have historically been deficient, ineffective and hampered by corruption and local protectionism.  Accordingly, we may not be able to adequately protect our intellectual property in China, which could have a material adverse effect on our business, results of operations and financial condition.  Furthermore, policing unauthorized use of our intellectual property in China and elsewhere is difficult and expensive, and we may need to resort to litigation to enforce or defend our intellectual property or to determine the enforceability, scope and validity of our proprietary rights or those of others.  Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

We may experience product liability claims in our business, which could adversely affect our business.

The tobacco industry in general has historically been subject to frequent product liability claims.  As a result, we may experience product liability claims from the marketing and sale of electronic cigarettes or vaporizers.  Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;
•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;
•	damage to our reputation and the reputation of our products, resulting in lower sales;
•	regulatory investigations that could require costly recalls or product modifications;
•	litigation costs; and
•	the diversion of management’s attention from managing our business.

Any one or more of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

If we experience product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We may be exposed to product recalls and adverse public relations if our products are alleged to cause illness or injury, or if we are alleged to have violated governmental regulations.  A product recall could result in substantial and unexpected expenditures and could harm our reputation, which could have a material adverse effect on our business, results of operations and financial condition.  In addition, a product recall may require significant management time and attention and may adversely impact on the value of our brands.  Product recalls may lead to greater scrutiny by federal or state regulatory agencies and increased litigation, which could have a material adverse effect on our business, results of operations and financial condition.

If the economy declines, such decline may adversely affect the demand for our products.

Vaporizers and electronic cigarettes may be regarded by users as a novelty item and expendable as such demand for our products may be extra sensitive to economic conditions.  When economic conditions are prosperous, discretionary spending typically increases; conversely, when economic conditions are unfavorable, discretionary spending often declines.  Any significant decline in economic conditions that affects consumer spending could have a material adverse effect on our business, results of operations and financial condition.

Our future growth and profitability will depend in large part upon the effectiveness of our marketing and advertising expenditures.

Our future growth and profitability will depend in large part upon our media performance, including our ability to:

•	create greater awareness of our products and stores;
•	identify the most effective and efficient level of spending in each market and specific media vehicle;
•	determine the appropriate creative message and media mix for advertising, marketing, and promotional expenditures; and
•	effectively manage marketing costs (including creative and media).

Our planned marketing expenditures may not result in increased revenue.  If our media performance is not effective, our future results of operations and financial condition will be adversely affected.

If we are unable to promote and maintain our brands, our results of operations will be adversely affected.

We believe that establishing and maintaining the brand identities of our products is a critical aspect of attracting and expanding a large customer base.  Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality products.  If our customers and end users do not perceive our products to be of high quality, or if we introduce new products or enter into new business ventures that are not favorably received by our customers and end users, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

Moreover, in order to attract and retain customers and to promote and maintain our brand equity in response to competitive pressures, we may have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers.  If we incur significant expenses in an attempt to promote and maintain our brands, our business, results of operations and financial condition could be adversely affected.

If we are unable to adapt to trends in our industry, our results of operations will be adversely affected.

We may not be able to adapt as the vaporizer and electronic cigarette industry and customer demand evolve, whether attributable to regulatory constraints or requirements, a lack of financial resources or our failure to respond in a timely and/or effective manner to new technologies, customer preferences, changing market conditions or new developments in our industry.  Any of the failures to adapt for the reasons cited herein or otherwise could make our products obsolete and would have a material adverse effect on our business, financial condition and results of operations.

If our third-party manufacturers produce unacceptable or defective products or do not provide products in a timely manner, our business will be adversely affected.

We depend on third party manufacturers for our electronic cigarettes, vaporizers and accessories.  Our customers associate certain characteristics of our products including the weight, feel, draw, unique flavor, packaging and other attributes of our products to the brands we market, distribute and sell.  Any interruption in supply, consistency of our products may adversely impact our ability to deliver our products to our wholesalers, distributors and customers and otherwise harm our relationships and reputation with customers, and have a materially adverse effect on our business, results of operations and financial condition.

Although we believe that several alternative sources for the components, chemical constituents and manufacturing services necessary for the production of our products are available, any failure to obtain any of the foregoing would have a material adverse effect on our business, results of operations and financial condition.

Because we rely on Chinese manufacturers to produce our products, we are subject to potential adverse safety and other issues.

The majority of our manufacturers are based in China.  Certain Chinese factories and the products they export have recently been the source of safety concerns and recalls, which is generally attributed to lax regulatory, quality control and safety standards.  Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to our products or not we may be adversely affected by the stigma associated with Chinese production, which could have a material adverse effect on our business, results of operations and financial condition.

Our results of operations could be adversely affected by currency exchange rates and currency devaluations.

Our functional currency is the U.S. dollar; substantially all of our purchases and sales are currently generated in U.S. dollars.  However, our manufacturers and suppliers of vape products are located in China.  The Chinese currency, the renminbi, has appreciated significantly against the U.S. dollar in recent years.  Fluctuations in exchange rates between our respective currencies could result in higher production and supply costs to us which would have a material adverse effect on our results of operations if we are not willing or able to pass those costs on to our customers.

Risks Related to Government Regulation

Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.

In addition to the anticipated regulation of our business by the FDA, our business, results of operations or financial condition could be adversely affected by new or future legal requirements imposed by legislative or regulatory initiatives, including, but not limited to, those relating to health care, public health and welfare and environmental matters.  New legislation or regulations may result in increased costs directly for our compliance or indirectly to the extent such requirements increase the prices of goods and services because of increased costs or reduced availability.  We cannot predict whether such legislative or regulatory initiatives will result in significant changes to existing laws and regulations and/or whether any changes in such laws or regulations will have a material adverse effect on our business, results of operations or financial condition.

Limitation by states on sales of vaporizers and electronic cigarettes may have a material adverse effect on our ability to sell our products.

If one or more states from which we generate or anticipate generating significant sales bring actions to prevent us from selling our products unless we obtain certain licenses, approvals or permits and if we are not able to obtain the necessary licenses, approvals or permits for financial reasons or otherwise and/or any such license, approval or permit is determined to be overly burdensome to us then we may be required to cease sales and distribution of our products to those states, which would have a material adverse effect on our business, results of operations and financial condition.

The application of the Prevent All Cigarette Trafficking Act and/or the Federal Cigarette Labeling and Advertising Act to vaporizers and/or electronic cigarettes would have a material adverse effect on our business.

The Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) and the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to vaporizers and/or electronic cigarettes.  These federal laws to either vaporizers and/or electronic cigarettes could result in additional expenses, could prohibit us from selling products through the Internet and require us to change our advertising and labeling and method of marketing our products, any of which would have a material adverse effect on our business, results of operations and financial condition.

We may face the same governmental actions aimed at conventional cigarettes and other tobacco products.

The tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control, or the FCTC.  The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation.  Regulatory initiatives that have been proposed, introduced or enacted include:

•	the levying of substantial and increasing tax and duty charges;
•	restrictions or bans on advertising, marketing and sponsorship;
•	the display of larger health warnings, graphic health warnings and other labeling requirements;
•	restrictions on packaging design, including the use of colors and generic packaging;
•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;
•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituent’s levels;
•	requirements regarding testing, disclosure and use of tobacco product ingredients;
•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;
•	elimination of duty free allowances for travelers; and
•	encouraging litigation against tobacco companies.
•
If vaporizers and/or electronic cigarettes are subject to one or more significant regulatory initiatives enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

Risks Related To Our Natural Grocery Business

We may not be successful in our efforts to grow our grocery business.

Our growth largely depends on our ability to increase sales in our existing natural grocery stores and successfully open and operate new stores on a profitable basis.  Our comparable store sales growth could be lower than our historical average for various reasons, including the opening of new competing stores that cannibalize sales in existing stores, increased competition, general economic conditions, regulatory changes, price changes as a result of competitive factors and product pricing and availability.

Delays or failures in opening new stores, or achieving lower than expected sales in new stores, could materially and adversely affect our growth.  Our plans for expansion could place increased demands on our financial, managerial, operational and administrative resources.  For example, our planned expansion will require us to increase the number of people we employ and may require us to upgrade our management information system and our distribution infrastructure.  These increased demands and operating complexities could cause us to operate our business less efficiently, which could materially and adversely affect our operations, financial performance and future growth.

We may not be able to open new stores on schedule or operate them successfully.  Our ability to successfully open new stores depends upon a number of factors, including our ability to select suitable sites for our new store locations, to negotiate and execute leases, to coordinate the contracting work on our new stores, to identify and recruit store managers, and other staff, to secure and manage the inventory necessary for the launch and successful operation of our new stores and to effectively promote and market our new stores.  If we are ineffective in performing these activities, our efforts to open and operate new stores may be unsuccessful or unprofitable, which could materially and adversely affect our operations, financial performance and future growth.

Our natural grocery stores and any newly acquired stores may negatively impact our financial results in the short-term, and may not achieve expected sales and operating levels on a timely basis or at all.

We will actively pursue new store growth.  Our new store openings may not be successful or reach the sales and profitability levels of our existing stores.  Although we target particular levels of cash-on-cash returns and capital investment for each of our new stores, new stores may not meet these targets.  Any store we open may not be profitable or achieve operating results similar to those of our existing store.  New store openings may negatively impact our financial results in the short-term due to the effect of store opening costs and lower sales and contribution to overall profitability during the initial period following opening.  New stores build their sales volume and their customer base over time and, as a result, generally have lower margins and higher operating expenses, as a percentage of net sales, than our existing store.  New stores may not achieve sustained sales and operating levels consistent with our more mature store base on a timely basis or at all.  This may have an adverse effect on our financial condition and operating results.

The Company could be adversely affected if consumers lose confidence in the safety and quality of the food supply chain.  Adverse publicity about these types of concerns, whether or not valid, could discourage consumers from buying our products.  The real or perceived sale of contaminated food products by us could result in a loss of consumer confidence and product liability claims, which could have a material adverse effect on our sales and operations.

Inflation and deflation in the prices of food and other products we sell may affect our sales, gross profit and gross margin.  The short-term impact of inflation and deflation is largely dependent on whether or not the effects are passed through to our customers, which is subject to competitive market conditions.  Food inflation and deflation is affected by a variety of factors and our determination of whether to pass on the effects of inflation or deflation to our customers is made in conjunction with our overall pricing and marketing strategies.  Although we may experience periodic effects on sales, gross profit and gross margins as a result of changing prices, the effect of inflation could have an adverse impact on our future revenues.

In addition, we may not be able to successfully integrate new stores into existing stores and those new stores may not be as profitable as existing stores.  Further, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations.  If our new stores are less profitable than our existing stores, or if we experience sales volume transfer from our existing stores, our financial condition and operating results may be adversely affected.

If we are unable to successfully identify market trends and react to changing consumer preferences in a timely manner, our sales may decrease.

We believe our success depends, in substantial part, on our ability to:

•	anticipate, identify and react to natural and organic grocery and dietary supplement trends and changing consumer preferences in a timely manner;
•	translate market trends into appropriate, saleable product and service offerings in our stores before our competitors; and
•	develop and maintain vendor relationships that provide us access to the newest merchandise, and dairy products that satisfy upgraded standards, on reasonable terms.

Consumer preferences often change rapidly and without warning, moving from one trend to another among many product or retail concepts.  Our performance is impacted by trends regarding natural and organic products, dietary supplements and at-home meal preparation.  Consumer preferences towards dietary supplements or natural and organic food products might shift as a result of, among other things, economic conditions, food safety perceptions, reduced or changed consumer choices and the cost of these products.  Our store offerings are comprised of natural and organic products and dietary supplements.  A change in consumer preferences away from our offerings, including as a result of, among other things, reductions or changes in our offerings, would have a material adverse effect on our business.  Additionally, negative publicity regarding the safety of natural and organic products or dietary supplements, or new or upgraded regulatory standards may adversely affect demand for our products and could result in lower customer traffic, sales and results of operations.  In addition, reduced or changed consumer choices may result from, among other things, the implementation of our requirements for dairy products that satisfy our pasture-based, non-confinement standards.

If we are unable to anticipate and satisfy consumer merchandise preferences in the regions where we operate, our net sales may decrease, and we may be forced to increase markdowns of slow-moving merchandise, either of which could have a material adverse effect on our business, financial condition and results of operations.

Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons.

Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future.  A variety of other factors affect our comparable store sales and quarterly financial performance, including:

•	changes in our merchandising strategy or product mix;
•	performance of our newer and remodeled stores;
•	the effectiveness of our inventory management;
•	the timing and concentration of new store openings, and the related additional human resource requirements and pre-opening and other start-up costs;
•	the cannibalization of existing store sales by new store openings;
•	levels of pre-opening expenses associated with new stores;
•	timing and effectiveness of our marketing activities;
•	seasonal fluctuations due to weather conditions and extreme weather-related disruptions;
•	actions by our existing or new competitors, including pricing changes;
•	regulatory changes affecting availability and marketability of products;
•	supply shortages; and
•	general United States economic conditions and, in particular, the retail sales environment.

Accordingly, our results for any one fiscal year or quarter are not necessarily indicative of the results to be expected for any other year or quarter, and comparable store sales of any particular future period may decrease.  In the event of such a decrease, the price of our common stock would likely decline.

We may be unable to compete effectively in our markets, which are highly competitive.

The markets for natural and organic groceries and dietary supplements are large, fragmented and highly competitive, with few barriers to entry.  Our competition varies by market and includes conventional supermarkets, natural, gourmet and specialty food markets, mass and discount retailers, warehouse clubs, independent health food stores, dietary supplement retailers, drug stores, farmers’ markets, food co-ops, mail order and online retailers and multi-level marketers.  These businesses compete with us for customers on the basis of price, selection, quality, customer service, shopping experience or any combination of these or other factors.  They also compete with us for products and locations.  In addition, some of our competitors are expanding to offer a greater range of natural and organic foods.  Many of our competitors are larger, more established and have greater financial, marketing and other resources than us, and may be able to adapt to changes in consumer preferences more quickly, devote greater resources to the marketing and sale of their products, or generate greater brand recognition.  An inability to compete effectively may cause us to lose market share to our competitors and could have a material adverse effect on our business, financial condition and results of operations.

If we, or our third-party suppliers fail to comply with regulatory requirements, or are unable to provide products that meet our specifications, our business and our reputation could suffer.

If we, or our third-party suppliers, including suppliers of our private label products, fail to comply with applicable regulatory requirements or to meet our quality specifications, we could be required to take costly corrective action and our reputation could suffer.  We do not own or operate any manufacturing facilities, except for our bulk food repackaging facility and distribution center discussed below, and therefore depend upon independent third-party vendors to produce our private label branded products, such as vitamins, minerals, dietary supplements, body care products, food products and bottled water.  Third-party suppliers of our private label products may not maintain adequate controls with respect to product specifications and quality.  Such suppliers may be unable to produce products on a timely basis or in a manner consistent with regulatory requirements.  We depend upon our bulk food repackaging facility and distribution center for the majority of our private label bulk food products.  We may also be unable to maintain adequate product specification and quality controls at our bulk food repackaging facility and distribution center, or produce products on a timely basis and in a manner consistent with regulatory requirements.  In addition, we may be required to find new third-party suppliers of our private label products or to find third-party suppliers to source our bulk foods.  There can be no assurance that we would be successful in finding such third-party suppliers that meet our quality guidelines.

Disruptions affecting our significant suppliers, or our relationships with such suppliers, could negatively affect our business.

Due to this concentration of purchases from third-party suppliers, the cancellation or non-renewal of our distribution agreement or the disruption, delay or inability of these third party suppliers to deliver product to our stores may materially and adversely affect our operating results and we may be unable to establish alternative distribution channels on reasonable terms or at all.

Certain of our vendors use overseas sourcing to varying degrees to manufacture some or all of their products.  Any event causing a sudden disruption of manufacturing or imports from such foreign countries, including the imposition of additional import restrictions, unanticipated political changes, increased customs duties, labor disputes, health epidemics, adverse weather conditions, crop failure, acts of war or terrorism, legal or economic restrictions on overseas suppliers’ ability to produce and deliver products, and natural disasters, could increase our costs and materially harm our business and financial condition and results of operations. Our business is also subject to a variety of other risks generally associated with indirectly sourcing goods from abroad, such as political instability, disruption of imports by labor disputes and local business practices.  In addition, requirements imposed by the FSMA compel importers to verify that food products and ingredients produced by a foreign supplier comply with all applicable legal and regulatory requirements enforced by the FDA, which could result in certain products being deemed inadequate for import.

The current geographic concentration of our stores creates exposure to local economies, regional downturns or severe weather or catastrophic occurrences.

Our existing natural grocery stores are all located in Florida in Ft. Myers, Palm Bay and Melbourne and we expect new stores to also be located in Florida.  As a result, our business is currently more susceptible to regional conditions than the operations of more geographically diversified competitors, and we are vulnerable to economic downturns in those regions.  Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability.  These factors include, among other things, changes in demographics, population, competition, consumer preferences, new or revised laws or regulations, fires, floods or other natural disasters in these regions.

Consumers or regulatory agencies may challenge certain claims made regarding our products.

Our reputation could also suffer from real or perceived issues involving the labeling or marketing of our products.  Products that we sell may carry claims as to their origin, ingredients or health benefits, including, by way of example, the use of the term “natural.”  Although the FDA and USDA each has issued statements regarding the appropriate use of the word “natural,” there is no single, United States government regulated definition of the term “natural” for use in the food industry.  The resulting uncertainty has led to consumer confusion, distrust and legal challenges.  Plaintiffs have commenced legal actions against a number of food companies that market “natural” products, asserting false, misleading and deceptive advertising and labeling claims, including claims related to genetically modified ingredients.  In limited circumstances, the FDA has taken regulatory action against products labeled “natural” but that nonetheless contain synthetic ingredients or components.  Should we become subject to similar claims, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded.  Adverse publicity about these matters may discourage consumers from buying our products.  The cost of defending against any such claims could be significant.  Any loss of confidence on the part of consumers in the truthfulness of our labeling or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value.  Any of these events could adversely affect our reputation and brand and decrease our sales, which would have a material adverse effect on our business, financial condition and results of operations.

Perishable food product losses could materially impact our results of operations.

Our stores offer a significant number of perishable products.  Our offering of perishable products may result in significant product inventory losses in the event of extended power or other utility outages, natural disasters or other catastrophic occurrences.

The decision by certain of our suppliers to distribute their specialty products through other retail distribution channels could negatively impact our revenue from the sale of such products.

Some of the specialty retail products that we sell in our stores are not generally available through other retail distribution channels such as drug stores, conventional grocery stores or mass merchandisers.  In the future, our suppliers could decide to distribute such products through other retail distribution channels, allowing more of our competitors to offer these products, and adversely affecting the desirability of these products to our core customers, which could negatively impact our revenues.

A widespread health epidemic could materially impact our business.

Our business could be severely impacted by a widespread regional, national or global health epidemic.  A widespread health epidemic may cause customers to avoid public gathering places such as our stores or otherwise change their shopping behaviors.  Additionally, a widespread health epidemic could adversely impact our business by disrupting production and delivery of products to our stores and by impacting our ability to appropriately staff our stores.

Union activity at third-party transportation companies or labor organizing activities among our employees could disrupt our operations and harm our business.

Independent third-party transportation companies deliver the majority of our merchandise to our stores and to our customers.  Some of these third parties employ personnel represented by labor unions.  Disruptions in the delivery of merchandise or work stoppages by employees of these third parties could delay the timely receipt of merchandise, which could result in cancelled sales, a loss of loyalty to our stores and excess inventory.

While all of our employees are currently non-union, our employees may attempt to organize and join a union.  That effort was unsuccessful.  We could face union organizing activities at other locations.  The unionization of all or a portion of our workforce could result in work slowdowns, could increase our overall costs and reduce the efficiency of our operations at the affected locations, could adversely affect our flexibility to run our business competitively, and could otherwise have a material adverse effect on our business, financial condition and results of operations.

Our products could suffer from real or perceived quality or food safety concerns and may cause unexpected side effects, illness, injury or death that could result in their discontinuance or expose us to lawsuits, any of which could result in unexpected costs and damage to our reputation.

We could be materially, adversely affected if consumers lose confidence in the safety and quality of products we sell.  There is substantial governmental scrutiny of and public awareness regarding food safety.  We believe that many customers hold us to a higher quality standard than other retailers.  Many of our products are vitamins, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States.  Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption.  Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.  Unexpected side effects, illness, injury or death caused by our products could result in the discontinuance of sales of our products or prevent us from achieving market acceptance of the affected products.  Such side effects, illnesses, injuries and death could also expose us to product liability or negligence lawsuits.  Any claims brought against us may exceed our existing or future insurance policy coverage or limits.  Any judgment against us that is in excess of our policy limits would have to be paid from our cash reserves, which would reduce our capital resources.  Further, we may not have sufficient capital resources to pay a judgment in which case our creditors could levy against our assets.  The real or perceived sale of contaminated or harmful products would cause negative publicity regarding our company, brand or products, including negative publicity in social media, which could in turn harm our reputation and net sales and could have a material adverse effect on our business, financial condition and results of operations, or result in our insolvency.

Increases in the cost of raw materials could hurt our sales and profitability.

Costs of the raw agricultural commodities used in our private label products, including our bulk repackaged products could increase.  Such commodities are generally subject to availability constraints and price volatility caused by weather, supply conditions, government regulations, energy prices, price inflation and general economic conditions and other unpredictable factors.  An increase in the demand for or a reduced supply of raw agricultural commodities could cause our vendors to seek price increases from us, which could cause the retail price we charge for certain products to increase, in turn decreasing our sales of such products.  Supply shortages may cause certain items to be unavailable, which could negatively affect our sales.  Our profitability may be adversely impacted as a result of such developments through reduced gross margins or a decline in the number and average size of customer transactions.  The cost of construction materials we use to build and remodel our stores is also subject to significant price volatility based on market and economic conditions.  Higher construction material prices would increase the capital expenditures needed to construct a new store or remodel an existing store and, as a result, could increase the rent payable by the Company under its leases.

Legal proceedings could adversely affect our business, financial condition and results of operations.

Our operations, which are characterized by transactions involving a high volume of customer traffic and a wide variety of product selections, carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in certain other industries.  Consequently, we have been, are, and may in the future become a party to individual personal injury, product liability and other legal actions in the ordinary course of our business.  While these actions are generally routine in nature, incidental to the operation of our business and immaterial in scope, the outcome of litigation is difficult to assess or quantify.  Additionally, we could be exposed to industry-wide or class-action claims arising from the products we carry or industry-specific business practices.  Further, we have been, are and may in the future become subject to claims for discrimination, harassment, wages and hours and other federal or state employment matters.  While we maintain insurance, such coverage may not be adequate or may not cover a specific legal claim.  Moreover, the cost to defend against litigation may be significant.  As a result, litigation could have a material adverse effect on our business, financial position and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 or the Securities Act, Section 21E of the Securities Exchange Act of 1934 or the Exchange Act, and the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those that reflect our current views with respect to future events and financial performance, and all statements other than statements of historical fact are statements that are, or could be, deemed forward-looking statements.  In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” or the negative of these terms, and other similar phrases.  All statements contained in this prospectus and any prospectus supplement regarding future financial position, sales, costs, earnings, losses, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements.

You should not place undue reliance on our forward-looking statements because they are not guarantees of future performance or expectations, and involve risks and uncertainties.  Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

The forward-looking statements contained in this prospectus are set forth principally in “Risk Factors” above, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections in our 2020 Form 10-K.  In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements.  Please consider our forward-looking statements in light of these risks as you read this prospectus and any prospectus supplement.

USE OF PROCEEDS

If this offering is fully subscribed, we estimate our net proceeds from the offering will total approximately $92.0 million, after deducting fees and expenses of Maxim, as dealer-manager, and our other estimated offering expenses.  However there is no minimum number of Subscription Rights that must be exercised in order for this offering to close.

We intend to use the net proceeds to facilitate enforcement of our intellectual property rights through litigation and other methods, research development of our intellectual property rights and products to accelerate our growth rate in the health food, vitamin and vape sectors to, improve our overall liquidity and reduce our indebtedness, and for other general corporate purposes.  Because we cannot currently specify with any certainty the particular uses of a significant portion of our net proceeds, our management will have broad discretion in the application of those net proceeds.

Pending use of our net proceeds, we may invest the excess net proceeds in short-term, investment-grade, interest-bearing instruments, certificates of deposit, or direct or guaranteed obligation of the U.S. government.

CAPITALIZATION

The table below sets forth our capitalization as of March 31, 2021 on an actual basis and on a pro forma basis to reflect our issuance and sale of 70,175,438,596 shares of common stock in this offering and our receipt of the proceeds from this offering (based on the Estimated Subscription Price), after deducting fees and expenses of Maxim, as dealer-manager, and our other estimated offering expenses.  This table should be read in conjunction with “Use of Proceeds” above and our consolidated audited and unaudited financial statements and the notes thereto incorporated by reference in this prospectus.

	March 31, 2021
	Actual	Pro Forma

Debt – current portion	842,228	$ 842,228
Long-term debt	778,411	778,441
Stockholders’ equity:
Series D Preferred Stock, $1,000 par value per share, 5,000 shares authorized and 5,000 shares issued and outstanding	5,000,000	5,000,000
Common Stock, $0.0001 par value per share, 750,000,000,000 shares authorized; 307,726,082,074 and 378,101,520,670 shares issued and outstanding, respectively	30,772,608	37,790,152
Additional paid-in capital	5,330,562	98,313,018
Accumulated deficit	(33,055,129)	(33,055,129)
Total stockholders’ equity	8,048,041	108,048,041
Total capitalization	8,826,452	108,828,482

The table above excludes:

• 69,087,230,680 shares of common stock issuable upon the exercise of outstanding options and other equity awards; and
• 9,805,249,996 shares of common stock reserved for issuance under our equity incentive plan.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of March 31, 2021 was $6.0 million, or $0.000194 per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value (deficit) divided by the number of shares of our common stock outstanding as of March 31, 2021.

Our pro forma net tangible book value as of March 31, 2021 was $98 million, or $0.000259 per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of March 31, 2021.

After giving further effect to our issuance and sale of 70,175,438,596 shares of common stock in this offering at an assumed public offering price of $0.001425 per share, which is the Estimated Subscription Price, and after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been approximately $98 million, or approximately $0.000259 per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of  $0.000240 to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value per share of approximately $0.001166 to investors purchasing common stock in this offering. Dilution per share to investors purchasing common stock in this offering is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by investors.

The following table illustrates this dilution on a per share basis:

Offering price per share	$ 0.001425
Net tangible book value per share as of March 31, 2021	$ 0.000019
Increase in net tangible book value per share attributable to investors in this offering	$ 0.000240

As adjusted net tangible book value per share as of March 31, 2021 after giving effect to this offering	$ 0.000259

Dilution per share to investors participating in this offering	$ 0.001166

The number of shares of common stock that will be outstanding after this offering is based on 307,726,082,074 shares of common stock outstanding as of March 31, 2021, and excludes the following:

• 69,087,230,680 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of March 31, 2021, with a weighted-average exercise price of $0.0001 per share;

• 5,000 shares of Series D Preferred Stock issued and outstanding that convert into 2,083,333,333 shares of common stock; and

• 9,805,249,996 shares of common stock reserved for future issuance under our Equity Incentive Plan.

To the extent that any outstanding options are exercised or new options are issued, or we issue additional shares of common stock or convertible securities in the future, there will be further dilution to investors participating in this offering.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Common stock is quoted on the OTC Pink Sheets under the symbol “HCMC.”  As of May 11, 2021, the last reported sale price of the common stock as reported on the OTC Pink Sheets was $0.0016 per share.  As of May 11, 2021, there were approximately 1,236 holders of record of common stock.  The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees (including any mobile investment platform).

We have not paid cash dividends on shares of our common stock and do not plan to pay cash dividends in the foreseeable future.

THE RIGHTS OFFERING

Before deciding whether to exercise your Subscription Rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and the information incorporated by reference into this prospectus.

Reasons for this Offering

In accordance with our strategic plan, we are conducting this offering primarily to accelerate our restructuring efforts, improve our overall liquidity and reduce our indebtedness, and for other general corporate purposes.  Our board of directors has approved this offering, and it established the pricing and other financial terms of the securities in the offering.  Based on information available to the board, as well as subsequent analyses of the board, the board believes that this offering is in the best interests of our company and stockholders.  Our board is not, however, making any recommendation regarding your exercise of the Subscription Rights.

Our board considered and evaluated a number of factors relating to this offering, including:

•	the fact that existing stockholders would have the opportunity to purchase additional shares;
•	our current capital resources and indebtedness, and our future need for additional liquidity and capital;
•	our need for increased financial flexibility in order to enable us to achieve our business plan;
•	the size and timing of the offering and alternative securities to be offered;
•	the potential dilution to our current stockholders if they choose not to participate in the offering;
•	the non-transferability of the Subscription Rights; and
•	alternatives available for raising capital.

Terms of this Offering

Share Amount.  We are issuing, at no charge, non-transferable Subscription Rights entitling holders of common stock as of the record date, whom we refer to as rights holders or you.  Your Subscription Rights will consist of:

•	your basic right, which will entitle you to purchase one share for every four shares of common stock you held as of the record date; and
•
your over-subscription right, which will be exercisable only if you exercise your basic right in full and will entitle you to purchase additional shares for which other rights holders do not subscribe, subject to the pro rata allocations and ownership limitation described in “—Over-Subscription Right.”

  For purposes of determining the number of shares a rights holder may acquire in this offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the Subscription Rights that are issued to Cede & Co. or the other depository or nominee on their behalf.  Any fractional Subscription Rights will be rounded up to one Subscription Right.

Subscription Period.  Subscription Rights may be exercised at any time during the subscription period, which commences on May 19, 2021, and ends at 5:00 p.m. (Eastern time) on June 3, 2021, the Expiration Date, unless extended by us.

Subscription Price.  All shares are being offered and sold at the Actual Subscription Price.  Because the subscription price will be determined on the Expiration Date, stockholders will not know the actual subscription price at the time of exercise of their Subscription Rights.  Stockholders will be required to pay for the shares subscribed for at the Estimated Subscription Price as set forth in the prospectus.  Stockholders exercising their Subscription Rights are in effect investing a fixed amount in the Company to receive the maximum number of shares of Common Stock issuable at the Actual Subscription Price.  If, on the Expiration Date, the Actual Subscription Price is lower than the Estimated Subscription Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be deemed an exercise of the over-subscription rights and will be put towards the purchase of additional shares in the rights offering.  For more information, see “Questions and Answers About the Rights Offering” above.

No Minimum Offering; Maximum Offering Amount.  There is no minimum number of Subscription Rights that must be exercised in order for this offering to close.  While we are distributing to holders of our common stock and Series D preferred stock one subscription right for every four shares of common stock owned or deemed owned as of the date of the preliminary prospectus, we are only seeking to raise $100 million dollars in gross proceeds in this offering.  As a result, based on (1) 307,926,082,074 shares of common stock outstanding as of the Record Date and (2) 2,083,333,333 shares of common stock deemed to be owned by the Series D holders that have a contractual right to participate in this offering and deemed to be outstanding as of the Record Date, we would grant subscription rights to acquire 77,502,353,852 shares of common stock but will only accept subscriptions for 70,175,438,596 shares of common stock based on the Estimated Subscription Amount.  Accordingly, sufficient shares may not be available to honor your subscription in full.  If the Company receives $100 million or less in subscriptions, there will be a sufficient number of shares available for sale to honor your basic rights in full.  As a result, unless this offering results in subscription proceeds in excess of $100 million, you will receive shares to the full extent you have properly exercised your basic rights in whole or in part for such shares.  In the event the subscription proceeds exceed $100 million, the Company will reduce the subscriptions pro rata based on current share ownership in relation to the total subscription amounts.

Over-Subscription Right

  If you exercise your basic rights in full, you may also choose to exercise your over-subscription right.

Allocation of Shares Available for Over-Subscription Rights

  Subject to the ownership limitation described below, we will seek to honor the over-subscription requests in full if less than $100,000,000 in Subscription Rights are exercised.  If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the rights holders in proportion to their percentage ownership in the Company.  Broadridge Corporate Issuer Solutions, Inc., which will act as the subscription agent in connection with this offering and which we refer to as the subscription agent, will determine the over-subscription allocation based on the formula described above.

To the extent your aggregate subscription payment for the actual number of unsubscribed shares available to you pursuant to the over-subscription right is less than the amount you actually paid in connection with the exercise of the over-subscription right, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payment will be promptly returned to you, without interest or deduction, after the expiration of this offering.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription right in full at the expiration of this offering.

Ownership Limitation

Each rights holder exercising its rights will be required to represent to us in its subscription certificate that, together with any of its affiliates or associates, it will not beneficially own more than 49% of our outstanding shares of common stock (calculated immediately upon closing of this offering) as a result of the exercise of rights.  Any rights holder found to be in violation of such representation will have granted to us in the subscription certificate, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the subscription price and market price, as set forth in more detail in the subscription certificate.

Expiration of Offer

  This offering will expire at 5:00 p.m. (Eastern time) on June 3, 2021, unless extended by us, and Subscription Rights may not be exercised thereafter.

  Our board of directors may determine to extend the subscription period, and thereby postpone the Expiration Date, to the extent it determines that doing so is in the best interest of our stockholders.

  Any extension of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m. (Eastern time) on the next business day following the previously scheduled Expiration Date.  Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Determination of the Subscription Price

  The subscription price was set by our board of directors considering, among other things, input from its dealer-manager for this offering.  In approving the subscription price, the board of directors considered, among other things, the following factors:

•	the market price of common stock prior to public announcement of the subscription price;
•	the fact that the Subscription Rights will be non-transferable;
•	the liquidity of our common stock;
•	the fact that holders of rights will have an over-subscription right;
•	the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to Maxim, and our ability to access capital through such alternatives;
•	comparable precedent transactions, including the range of discounts to market value represented by the subscription prices in other rights offerings;
•	the size of this offering; and
•	the general condition of the securities market.

Subscription Agent

  Broadridge Corporate Issuer Solutions, Inc., the subscription agent and information agent, will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $700,000, plus reimbursement for all out-of-pocket expenses related to the offering.

  A completed subscription certificate, together with full payment of the subscription price, must be sent to the subscription agent for all whole numbers of shares subscribed for through the exercise of a basic right and the over-subscription right by one of the methods described below.  We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m. (Eastern time) on the Expiration Date of this offering.  See “Payment for Securities” below.  In this prospectus, close of business means 5:00 p.m. (Eastern Time) on the relevant date.

Subscription Certificate Delivery Method	Address/Number

By Mail:	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718

By Hand or Overnight Courier:	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

  Delivery to an address other than one of the addresses listed above may not constitute valid delivery and, accordingly, may be rejected by us.

  Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates may be directed to Broadridge Corporate Issuer Solutions, Inc., by telephone at (855) 793-5068 or by email at shareholder@broadridge.com.

  Rights holders may also contact their broker-dealers or nominees for information with respect to this offering.

Information Agent

  Kingsdale Advisors will also serve as an information agent for the Rights Offering. We will pay all fees and expenses of the information agent related to the Rights Offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the Rights Offering.

Methods for Exercising Subscription Rights

  Exercise of the Subscription Right

  Subscription Rights are evidenced by subscription certificates that, except as described below under “Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by a depository or nominee (including any mobile investment platform) on his, her or its behalf, to such depository or nominee.  Subscription Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the Expiration Date of this offering.  Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m. (Eastern time) on or before the Expiration Date at the offices of the subscription agent at the address set forth above.

Exercise of the Over-Subscription Right

  Rights holders who fully exercise all of their basic rights may purchase additional shares in accordance with the over-subscription right by indicating on their subscription certificate the number of additional shares they are willing to acquire.  If sufficient shares are available after all exercises of basic rights, we will seek to honor over-subscriptions requests in full, subject to the pro rata allocations and ownership limitation described in “—Over-Subscription Right.”

Record Date Stockholders Whose Shares are Held by a Nominee

  Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer, trustee, depositories or mobile investment platform, must contact that nominee to exercise their Subscription Rights.  In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “Payment for Securities” below.

Nominees

  Nominees, such as brokers, trustees, depositories or mobile investment platforms for securities, who hold shares of common stock for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Subscription Rights.  If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “Payment for Securities” below.

General

  All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

  We reserve the right to reject any exercise of rights if such exercise is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of shares thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

No Revocation or Change

  Once you submit the subscription certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of Subscription Rights are irrevocable, even if you learn information about us that you consider to be unfavorable.  You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares at the Estimated Subscription Price.

Transferability

  The Subscription Rights are evidenced by a subscription certificate and are non-transferable.  The Subscription Rights will not be listed for trading or any securities exchange or trading system.  The shares of common stock included in shares will be transferable following their issuance.

Regulatory Limitations; No Unlawful Subscriptions

  We will not mail this prospectus or Subscription Rights Certificates to stockholders or holders of record with addresses that are outside the United States or that have an army post office or foreign post office address.  The Subscription Agent will hold these Subscription Rights Certificates for their account.  To exercise Subscription Rights, our foreign stockholders must notify the Subscription Agent prior to 5:00 p.m., Eastern Time, on May 31, 2021, the third business day prior to the Expiration Date, of your exercise of Subscription Rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such Subscription Rights does not violate the laws of the jurisdiction in which such stockholder resides and provide payment by a U.S. bank in U.S. dollars before the expiration of the rights offering. If no notice is received by such time or the evidence presented is not satisfactory to us, the Subscription Rights represented thereby will expire.

  We will not be required to issue to you shares of our common stock acquired pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

  We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful.  We are not soliciting, selling or accepting any offers to participate in our rights offering in any jurisdictions where such actions are prohibited.  No offers to purchase any shares of our common stock are made to Subscription Rights holders who are residents of such jurisdictions, and we will not sell or accept offers for the purchase of our common stock from such Subscription Rights holders.

Payment for Securities

  Participating rights holders should send to the subscription agent (1) payment of the subscription price for shares acquired in the basic right and any additional shares subscribed for pursuant to the over-subscription right and (2) a properly completed and duly executed subscription certificate, which must be received by the subscription agent at the subscription agent’s offices set forth above (see “—Subscription Agent”), at or prior to 5:00 p.m. (Eastern Time) on the Expiration Date.  A properly completed and duly executed subscription certificate and full payment for the shares must be received by the subscription agent at or prior to 5:00 p.m. (Eastern Time) on June 3, 2021, unless this offering is extended by us.

  All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to the order of “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Healthier Choices Management Corp.”  Payment also may be made by wire transfer to the account maintained by Broadridge Corporate Issuer Solutions, Inc., as subscription agent, for purposes of accepting subscriptions in this offering at U.S. Bank, N.A., ABA #123000848, Account #153910728465, with reference to the rights holder’s name.  The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m. (Eastern Time) on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of wire transfer certified or cashier’s check or money order.

Whichever of the two methods described above is used, Subscription Rights will not be successfully exercised unless the subscription agent actually receives checks and actual payment.  If a participating rights holder who subscribes for shares as part of the basic right or over-subscription right does not make payment of any amounts due by the Expiration Date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares that could be acquired by such participating rights holder upon exercise of the basic right and/or the over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights will be determined by us, whose determinations will be final and binding.  We may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine.  The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Escrow Arrangements; Return of Funds

  The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering.  The subscription agent will hold this money in escrow until the rights offering is completed or is terminated.  If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Delivery of Securities

  Stockholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares of common stock comprising shares that they acquire credited to the account of Cede & Co. or the other depository or nominee.  With respect to all other stockholders, certificates for all common stock acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 business days from the Expiration Date.  If you purchase shares of common stock through the rights offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the rights offering.  Stock certificates will not be issued for shares of our common stock purchased in the rights offering.

Conditions and Termination

  We reserve the right to terminate the rights offering before its expiration for any reason.  In particular, we may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the board would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering.  We may choose to proceed with the rights offering even if one or more of these events occur.  If we terminate the rights offering in whole or in part, we will issue a press release notifying the stockholders of such event, all affected Subscription Rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following such termination.

Termination

  If this offering is terminated by our board of directors, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from rights holders.  All monies received by the subscription agent in connection with this offering will be held in escrow by the subscription agent, on our behalf, in a segregated account.  Any interest earned on such account shall be payable to us even if we determine to terminate this offering and return your subscription payment.

No Recommendation to Stockholders

  Our board of directors has not made, nor will it make, any recommendation to stockholders regarding the exercise of Subscription Rights under this offering.  We cannot predict the price at which shares of our outstanding common stock will trade after this offering.  You should consult with your legal, tax and financial advisors prior to making your independent investment decision about whether or not to exercise your Subscription Rights.

  Holders who exercise Subscription Rights risk investment loss on new money invested.  We cannot assure you that the market price for common stock will ever be above the subscription price, or that anyone purchasing shares will be able to sell those shares in the future at the same price or a higher price.  If you do not exercise your Subscription Rights, you will lose any value represented by your Subscription Rights, and if you do not exercise your basic rights in full, your percentage ownership interest in our company will be diluted.  For more information on the risks of participating in this offering, see “Risk Factors.”

Effect of the Rights Offering on Existing Stockholders; Interests of Certain Stockholders, Directors and Officers

  Based on shares outstanding as of May 11, 2021, after giving effect to this offering (assuming that it is fully subscribed) and shares are purchased at the Estimated Subscription Price, we would have approximately 378,101,520,610 shares of common stock outstanding, representing an increase in outstanding shares of approximately 22.8%.  If you fully exercise the basic rights that we distribute to you, your proportional interest in our company will remain the same.  If you do not exercise any Subscription Rights, or you exercise less than all of your basic rights, your interest in our company will be diluted, as you will own a smaller proportional interest in our company compared to your interest prior to this offering.

  The number of shares of common stock outstanding listed in each case above assumes that (1) all of the other shares of common stock issued and outstanding on the record date will remain issued and outstanding and owned by the same persons as of the closing of this offering, and (2) we will not issue any shares of common stock in the period between the record date and the closing of the offering.

Material U.S. Federal Income Tax Treatment of Rights Distribution

  The receipt and exercise of Subscription Rights by stockholders should generally not be taxable for U.S. federal income tax purposes.  You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws.  See “Material U.S. Federal Income Tax Consequences.”

Distribution Arrangements

  Maxim is the dealer-manager for this offering.  The dealer-manager will provide marketing assistance and advice to us in connection with this offering.  The dealer-manager is not underwriting, soliciting or placing any of the rights or the shares of common stock to be issued in this offering and does not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights) or shares.  We have agreed to pay the dealer-manager certain fees and to reimburse the dealer-manager for certain expenses in connection with this offering.  See “Plan of Distribution.”

Fees and Expenses

  We will pay all fees charged by the subscription agent, the information agent, and Maxim acting as dealer-manager for this offering.  You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with the exercise of your Subscription Rights.

Other Matters

  We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of common stock from rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the Subscription Rights.  We may delay the commencement of this offering in those states or other jurisdictions, or change the terms of the offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions.  Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your Subscription Rights in order to comply with state securities laws.  We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Subscription Rights, you will not be eligible to participate in the offering.  However, we are not currently aware of any states or jurisdictions that would preclude participation in this offering.

DESCRIPTION OF SECURITIES

We are issuing non-transferable Subscription Rights, at no charge, to each holder of common stock as of a record date of 5:00 p.m. (Eastern Time) on May 18, 2021, whom we refer to as a holder or you.  For every four shares of common stock you hold as of the record date, we will issue to you (1) one basic right entitling you to purchase one share at the Actual Subscription Price and (2) an over-subscription right which will entitle you to purchase additional shares for which other rights holders do not subscribe, subject to you exercising your basic right in full and other limitations.

The following is a description of the material terms of our charter, by-laws, and the Delaware Business Corporation Law, or the DGCL.  This description of our charter and by-laws does not purport to be complete and is qualified in its entirety by the provisions of our charter and bylaws, copies of which have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 750,000,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors.  As of May 11, 2021, 307,926,082,074 shares of common stock were outstanding and were held by approximately 1,236 record holders.  With respect to preferred stock, 5,000 shares of Series D Preferred Stock were issued and outstanding as of May 11, 2021.

Common Stock

Each share of common stock is entitled to one vote on all matters requiring a vote of stockholders and, subject to the rights of the holders of any outstanding shares of preference stock, each stockholder is entitled to receive any dividends, in cash, stock, or otherwise, as our board of directors may declare.  Delaware law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or unable to pay our debts as they become due in the usual course of business, or if we would become so as a result of the dividend or repurchase.  In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preference stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution after providing for claims of creditors as required by the DGCL.

Holders of common stock have no preemptive or conversion rights or other Subscription Rights, and there are no redemption or sinking fund provisions applicable to the common stock.  The outstanding shares of common stock are fully paid and non-assessable.  The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preference stock that we may designate and issue in the future.

Under the DGCL, cumulative voting applies to the election of directors by holders of common stock (and holders of any series of preference stock that is entitled to vote in the election of directors).

Preferred Stock

We are authorized to issue 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board.  We presently have only Series D Preferred Stock issued and outstanding.  The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.  In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.  We have no current plan to issue any additional shares of preferred stock.

The number of shares designated as Series D Preferred Stock is 5,000 and each share of Series D Preferred Stock has a stated value equal to $1,000.  Except as set forth below or as otherwise required by law, the Series D Preferred Stock have no voting rights.  However, as long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend the Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series D Stock, (c) increase the number of authorized shares of Series D Stock, or (d) enter into any agreement with respect to any of the foregoing. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary that is not a Fundamental Transaction (as defined in the Certificate of Designation of the Series D Preferred Stock), the holders of Series D Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to $1,000 per share of Series D Preferred Stock.  The conversion price for the Series D Preferred Stock shall initially equal $0.0024.  Going forward, the conversion price will be lesser of $0.0024 and either (1) 85% of the average of the volume weighted average price (VWAP) during the 10 trading days immediately following the effective date and public announcement of the next reverse stock split of HCMC and (2) 80% of the lowest daily VWAP during the 5 trading days immediately preceding the date the conversion shares are either registered for resale or may be sold pursuant to Rule 144.  The rights of the Series D Preferred Stock include certain protections in the event of dilutive equity issuances.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

Those provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws provide for the following:

•
Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

•
Stockholder Meetings.  Our bylaws provide that in general a special meeting of stockholders may be called only by our board of directors, the chairman of our board of directors, any of our officers, or any stockholder holding at least fifteen percent (15%) of the voting power of the capital stock issued and outstanding and entitled to vote.

•
Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

•
Limits on Ability of Stockholders to Act by Written Consent.  We have provided in our bylaws that our stockholders may not act by written consent.  This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions.  As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

Amendment of Certificate of Incorporation and Bylaws.  The amendment of the above provisions of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers, and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s outstanding voting stock within three years prior to the determination of interested stockholder status.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations with respect to the receipt and exercise (or expiration) of the Subscription Rights acquired through this offering, the ownership and disposition of shares of common stock received upon exercise of the Subscription Rights, but does not purport to be a complete analysis of all potential tax effects.  The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, in each case in effect as of the date hereof.  These authorities may change or be subject to differing interpretations.  Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Subscription Rights or shares of common stock.  We have not sought and will not seek any rulings from the IRS regarding the matters discussed below.  There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of Subscription Rights acquired through this offering by persons holding shares of common stock or, the exercise (or expiration) of the Subscription Rights.

This discussion is limited to stockholders that hold the Subscription Rights and shares of common stock and/or Series D Preferred Stock, in each case, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all U.S. federal income tax consequences relevant to a rights holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax.  In addition, it does not address consequences relevant to rights holders subject to particular rules, including:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•
persons holding the Subscription Rights or shares of common stock and/or Series D Preferred Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	regulated investment companies, or real estate investment trusts;
•
foreign governments, international organizations, and corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

•	persons having a functional currency other than the U.S. dollar;
•	persons deemed to sell shares of common stock and/or Series D Preferred Stock under the constructive sale provisions of the Code;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the Subscription Rights or shares of common stock and/or Series D Preferred Stock being considered in an “applicable financial statement” (as defined in the Code);

•	persons for whom our capital stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•	persons who hold or receive the Subscription Rights or shares of common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or
•	tax-qualified retirement plans.

  If an entity treated as a partnership for U.S. federal income tax purposes holds Subscription Rights, or shares of common stock acquired upon exercise of Subscription Rights, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.  Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE.  INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Considerations Applicable to U.S. Holders

  Definition of a U.S. Holder

   For purposes of this discussion, a “U.S. holder” is any beneficial owner of Subscription Rights, or shares of common stock acquired upon exercise of Subscription Rights, as the case may be, that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

  Receipt of Subscription Rights

   Section 305(a) of the Code states that a stockholder’s taxable income does not include in-kind stock dividends.  The general non-recognition rule in Section 305(a) of the Code is, however, subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions” and certain distributions with respect to certain preferred stock.  A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits.

   Although the authorities governing transactions such as this offering are complex and do not speak directly to the consequences of certain aspects of the offering, including the effects of the over-subscription right, we do not believe a U.S. holder’s receipt of Subscription Rights pursuant to the offering should be treated as a taxable distribution with respect to their existing shares of common stock and/or Series D Preferred Stock for U.S. federal income tax purposes.  Our position regarding the tax-free treatment of the receipt of Subscription Rights with respect to existing shares of common stock and/or Series D Preferred Stock is not binding on the IRS or the courts.  If this position were finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Subscription Rights is a “disproportionate distribution” or otherwise, the fair market value of the Subscription Rights would be taxable to U.S. rights in the manner described under “—Tax Considerations Applicable to Non-U.S. Holders - Distributions on Common Stock” below.  If our position were incorrect, the U.S. federal income tax consequences applicable to the rights holders may also be materially different than as described below.

   The following discussion is based upon the treatment of the Subscription Right issuance as a non-taxable distribution with respect to a U.S. holder’s existing shares of common stock and/or Series D Preferred Stock for U.S. federal income tax purposes.

  Tax Basis and Holding Period in the Subscription Rights

   If the fair market value of the Subscription Rights a U.S. holder receives with respect to existing shares of common stock and/or Series D Preferred Stock, as applicable, is less than 15% of the fair market value of the U.S. holder’s existing shares of common stock and/or Series D Preferred Stock (with respect to which the Subscription Rights are distributed), as applicable, on the date the U.S. holder receives the Subscription Rights, the Subscription Rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. holder elects to allocate its tax basis in its existing shares of common stock and/or Series D Preferred Stock between its existing shares of common stock and/or Series D Preferred Stock, as applicable, and the Subscription Rights in proportion to the relative fair market values of the existing shares of common stock and/or Series D Preferred Stock and the Subscription Rights determined on the date of receipt of the Subscription Rights. If a U.S. holder chooses to allocate tax basis between its existing shares of common stock and/or Series D Preferred Stock, as applicable, and the Subscription Rights, the U.S. holder must make this election on a statement included with its timely filed tax return (including extensions) for the taxable year in which the U.S. holder receives the Subscription Rights.  Such an election is irrevocable.  If the fair market value of the Subscription Rights a U.S. holder receives is 15% or more of the fair market value of their existing shares of common stock and/or Series D Preferred Stock on the date the U.S. holder receives the Subscription Rights, however, then the U.S. holder must allocate its tax basis in its existing shares of common stock and/or Series D Preferred Stock, as applicable, between those shares and the Subscription Rights the U.S. holder receives in proportion to their fair market values determined on the date the U.S. holder receives the Subscription Rights. The holding period of Subscription Rights received will include a holder’s holding period in shares of common stock and/or Series D Preferred Stock, as applicable, with respect to which the Subscription Rights were distributed.  Please refer to discussion below regarding the U.S. tax treatment of a U.S. holder that, at the time of the receipt of the Subscription Right, no longer holds the common stock and/or Series D Preferred Stock with respect to which the Subscription Right was distributed.

   The fair market value of the Subscription Rights on the date that the Subscription Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Subscription Rights on that date.  In determining the fair market value of the Subscription Rights, U.S. holders should consider all relevant facts and circumstances, including any difference between the subscription price of the Subscription Rights and the trading price of common stock and/or Series D Preferred Stock on the date that the Subscription Rights are distributed, the length of the period during which the Subscription Rights may be exercised and the fact that the Subscription Rights are non-transferable.

  Exercise of Subscription Rights

   Generally, a U.S. holder will not recognize gain or loss upon the exercise of a Subscription Right received in this offering.  A U.S. holder’s adjusted tax basis, if any, in the Subscription Right plus the subscription price should be allocated among the new shares of common stock acquired upon exercise of the Subscription Right in proportion to their relative fair market values on the exercise date.  This allocation will establish the U.S. holder’s initial tax basis for U.S. federal income tax purposes in the new shares of common stock received upon exercise.  The holding period of a share of common stock acquired upon exercise of a Subscription Right in this offering will begin on the date of exercise.

   If, at the time of the receipt or exercise of the Subscription Right, the U.S. holder no longer holds the common stock and/or Series D Preferred Stock, as applicable, with respect to which the Subscription Right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the Subscription Right are unclear, including (1) the allocation of the tax basis between the shares of common stock and/or Series D Preferred Stock, as applicable, previously sold and the Subscription Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of common stock and/or Series D Preferred Stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of common stock acquired upon exercise of the Subscription Right. If a U.S. holder exercises a Subscription Right received in this offering after disposing of shares of common stock and/or Series D Preferred Stock with respect to which the Subscription Right is received, the U.S. holder should consult its tax advisor.

  Expiration of Subscription Rights

   If a U.S. holder that receives Subscription Rights with respect to their common stock and/or Series D Preferred Stock allows such Subscription Rights received in this offering to expire, the U.S. holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. holder should re-allocate any portion of the tax basis in its existing shares of common stock and/or Series D Preferred Stock previously allocated to the Subscription Rights that have expired to the existing shares of common stock and/or Series D Preferred Stock, as applicable.

  Sale, Exchange or Other Disposition of Common Stock

   Upon a sale, exchange, or other disposition of common stock acquired by exercising Subscription Rights, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the U.S. holder’s adjusted tax basis in common stock.  A U.S. holder’s adjusted tax basis in common stock generally will equal its initial tax basis in common stock reduced by the amount of any cash distributions treated as a return of capital as described above.  Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for common stock exceeded one year at the time of disposition).  Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

   A U.S. holder may be subject to information reporting and backup withholding when such holder receives dividend payments or receives proceeds from the sale or other taxable disposition of the shares of common stock acquired by exercising the Subscription Rights.  Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations.  A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such U.S. holder:

•	fails to furnish such U.S. holder’s taxpayer identification number;
•	furnishes an incorrect taxpayer identification number;
•	is notified by the IRS that such U.S. holder previously failed to properly report payments of interest or dividends; or
•
fails to certify under penalties of perjury that such U.S. holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that such U.S. holder is subject to backup withholding.

   Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.  U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

  Tax Considerations Applicable to Non-U.S. Holders

   For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Subscription Rights, or shares of common stock acquired upon exercise of Subscription Rights, as the case may be, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

  Receipt, Exercise and Expiration of the Subscription Rights

   The discussion assumes that the receipt of Subscription Rights with respect to existing shares of common stock and/or Series D Preferred Stock will be treated as a nontaxable distribution.  See “—Tax Considerations Applicable to U.S. Holders—Receipt of Subscription Rights” above.  Non-U.S. holders that receive Subscription Rights with respect to existing shares of common stock and/or Series D Preferred Stock will generally not be subject to U.S. federal income tax (or any withholding thereof) on the receipt.

  Distributions on Common Stock

   If we make distributions of cash or property on common stock acquired upon exercising Subscription Rights, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, as the case may be, but not below zero.  Any remaining excess will be treated as capital gain and will be treated as described below in the section relating to the sale or other disposition of common stock.  Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

   Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non- U.S. holder of common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence).

   Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (1) an applicable income tax treaty or (2) the non-U.S. holder holding common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business.  To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (2) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically.  Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

   If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items.  Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

  Sale or Other Disposition of Common Stock

   Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of common stock acquired upon exercise of Subscription Rights unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	the common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

 Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates.  A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

 Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

 With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC.  Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non- U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

 Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

  Information Reporting and Backup Withholding

 Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such non-U.S. holder is a United States person and such non-U.S. holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification.  Information returns generally will be filed with the IRS, however, in connection with any distributions (including deemed distributions) made on common stock to the non-U.S. holder, regardless of whether any tax was actually withheld.  Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

 Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

 Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

  Additional Withholding Tax on Payments Made to Foreign Accounts

 Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities.  Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) or gross proceeds from the sale or other disposition of common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

 Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends).  Under proposed U.S. Treasury Regulations, this withholding tax will not apply to the gross proceeds from any sale or disposition of our common stock.  Withholding agents may, but are not required to, rely on the proposed Treasury Regulations until final Treasury Regulations are issued.  Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend.  Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

PLAN OF DISTRIBUTION

 Promptly following the effective date of the registration statement of which this prospectus form is a part, we will distribute the Subscription Rights, Rights Certificates and copies of this prospectus to the holders of our common stock and Series D Preferred Stock on the Record Date.  Subscription Rights holders who wish to exercise their Subscription Rights and purchase our common stock must complete the Subscription Rights Certificate and return it with payment for the shares to the Subscription Agent at the following address:

By mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By hand or overnight courier: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

 If you have any questions, you should contact our Subscription Agent for the rights offering, Broadridge Corporate Issuer Solutions, Inc., toll free at (855) 793-5068 or by email at shareholder@broadridge.com.

 Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying securities.

 Maxim Group LLC will act as dealer-manager for the rights offering.  In such capacity, the dealer-manager will provide marketing assistance and financial advice (including determining the Subscription Price and the structure of the rights offering) to us in connection with this offering.  The dealer-manager will provide us with updated investor feedback and recommendations on pricing and structure through to the end of the subscription period.  The dealer- manager is not underwriting, soliciting (other than institutional accredited investors) or placing any of the Subscription Rights or common stock being issued in this offering and does not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), or shares.

 In connection with this rights offering, we have agreed to pay fees to Maxim Group LLC as dealer-manager an aggregate cash fee equal to 6.5% of the gross proceeds received by us directly from exercises of the Subscription Rights.  We agreed to reimburse the reasonable fees and expenses of the dealer-manager up to $65,000, including $15,000 we advanced (the “Advance”) for such expenses.  Any portion of the Advance not used for Maxim’s actual out-of-pocket expenses shall be promptly reimbursed to the Company.

 For a period of twelve months from the from the commencement of this rights offering, the Company will grant Maxim Group LLC the right of first refusal to act as a lead placement agent or underwriter for any and all future public and private equity, equity-linked, debt offerings, or other capital raising activity.  Upon the successful completion of the rights offering for gross proceeds of at least $20,000,000, such period will be increased to eighteen months.

 We have also agreed to indemnify the dealer-manager and their respective affiliates against certain liabilities arising under the Securities Act.  The dealer-manager participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by the dealer-manager of an opinion of our counsel.  The dealer-manager and their affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

 Subject to certain exceptions, we have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any common shares or other securities convertible into or exercisable or exchangeable for common shares for a period of 60 days after the expiration of this rights offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

 The following table sets forth the number of shares of our common stock beneficially owned as of May 11 2021, by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our Named Executive Officers and (iv) all of our executive officers and directors of as a group.  Unless otherwise specified in the notes to this table, the address for each person is: c/o Healthier Choices Management Corp., 3800 North 28th Way, Hollywood, Florida 33020.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Directors and Executive Officers:
Common Stock	Jeffrey E. Holman (2)	40,323,437,500	13.10%
Common Stock	Christopher Santi (3)	17,962,500,000	5.83%
Common Stock	John Ollet (4)	5,360,937,500	1.74%
Common Stock	Dr. Anthony Panariello (5)	1,060,156,250	*
Common Stock	Clifford J. Friedman (6)	1,500,000,000	*
	All directors and officers as a group (5 persons) (7)	66,207,031,250

5% Stockholders:
None		-	0%
Total:		66,207,031,250	20.67%

*Less than1%
(1) Beneficial Ownership.  Applicable percentages are based on 307,926,082,074 shares of common stock outstanding as of May 11, 2021.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options, warrants,            convertible notes and preferred stock currently exercisable or convertible or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  The table includes shares of common           stock, options, warrants, and preferred stock exercisable or convertible into common stock and vested or vesting within 60 days.  Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares of common stock           indicated as beneficially owned by them.  The table does not include unvested options that do not vest within 60 days of the date listed above in this footnote.
(2) Holman.  Chairman and Chief Executive Officer.  Includes 39,000,000,000 vested options and 10,587,500,000 shares of unvested restricted Common Stock.  This restricted stock vests in 1,512,500,000 increments on the last day of each calendar quarter commencing June 30, 2021.
(3) Santi.  President and Chief Operation Officer.  Includes 17,000,000,000 vested options and 7,700,000,000 shares of unvested restricted Common Stock.  This restricted stock vests in 1,100,000,000 increments on the last day of each calendar quarter commencing June 30, 2021.
(4) Ollet.  Chief Financial Officer.  Includes 5,000,000,000 vested options.  He also holds 2,875,500,000 shares of unvested restricted Common Stock.  This restricted stock vests in 412,500,000 increments on the last day of each calendar quarter commencing June 30, 2021.
(5) Panariello.  A director.  Includes 1,000,000,000 vested options.  He also holds 481,250,000 shares of unvested restricted Common Stock.  This restricted stock vests in 68,750,000 increments on the last day of each calendar quarter commencing June 30, 2021.
(6) Friedman.  A director.  Includes 990,000,000 vested options and 510,000,000 shares of common stock.
(7) Directors and Executive Officers.  Includes executive officers who are not Named Executive Officers under the SEC’s rules and regulations.

LEGAL MATTERS

 The validity of the securities offered hereby will be passed upon for us by Cozen O’Connor P.C., Miami, Florida.  The dealer-manager is being represented by Ellenoff Grossman & Schole, LLP, New York, New York.

EXPERTS

 The financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, and the related financial statement schedule, incorporated in this prospectus by reference from the 2020 Form 10-K, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

 We make periodic filings and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act.  The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC.  Our website address is https://healthiercmc.com.  Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus.  We have included our website address as an inactive textual reference only.

 This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement.  The full registration statement may be obtained from the SEC or us, as provided below.  Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.  You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

 The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus.  Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021.
•	our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021; and
•	our Current Reports on Form 8-K filed with the SEC on March 29, 2021, April 20, 2021; and May 5, 2021.

 In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

 The documents incorporated by reference into this prospectus are also available on our corporate website at https://healthiercmc.com under the heading “Investors/SEC Filings.”  Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus.  If you would like a copy of any of these documents, at no cost, please call us at (305) 600-5004 or through an e-mail request to offeringinfo@hcmc1.com.  We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus.  Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Subscription Rights to Purchase Up to 70,175,438,596 Shares
of Common Stock

PROSPECTUS

Dealer-Manager

Maxim Group LLC

May 19, 2021